Form 10-K, Exhibit 13
period 1997-06-29
DT INDUSTRIES INC
filed 1997-09-29
CIK 918999

DT INDUSTRIES, INC.
Report and Consolidated
Financial Statements
June 29, 1997

Selected Consolidated Financial Data
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                                        Fiscal year ended

                                               June 29,       June 30,       June 25,       June 26,       June 30,
                                                 1997           1996           1995           1994           1993
                                              ----------     ----------     ----------     ----------     ----------
Statement of operations data

  Net sales                                   $  396,110     $  235,946     $  147,369     $  107,499     $   50,628

  Cost of sales                                  285,044        172,568        109,678         79,555         40,066
                                              ----------     ----------     ----------     ----------     ----------
  Gross profit                                   111,066         63,378         37,691         27,944         10,562

  Selling, general and administrative
    expenses                                      54,367         35,445         21,428         13,875          6,147
                                              ----------     ----------     ----------     ----------     ----------
  Operating income                                56,699         27,933         16,263         14,069          4,415

  Interest expense, net                           11,088          4,799          1,849          3,506          2,583

  Dividends on Company-obligated,
    mandatorily redeemable convertible
    preferred securities of subsidiary DT
    Capital Trust holding solely parent's
    convertible subordinated debentures              251            ---            ---            ---            ---
                                              ----------     ----------     ----------     ----------     ----------
  Income before income taxes and
    extraordinary loss                            45,360         23,134         14,414         10,563          1,832

  Provision for income taxes                      18,979          9,643          5,964          4,570          1,000
                                              ----------     ----------     ----------     ----------     ----------
  Income before extraordinary loss                26,381         13,491          8,450          5,993            832

  Extraordinary loss, net(1)                         324            ---            ---            179            428
                                              ----------     ----------     ----------     ----------     ----------
  Net income                                  $   26,057     $   13,491     $    8,450     $    5,814     $      404
                                              ----------     ----------     ----------     ----------     ----------
  Primary earnings per share
    before extraordinary loss                 $     2.42     $     1.50     $     0.94     $     1.10     $     0.19
                                              ==========     ==========     ==========     ==========     ==========
  Primary earnings per share                  $     2.39     $     1.50     $     0.94     $     1.07     $     0.09
                                              ==========     ==========     ==========     ==========     ==========
  Weighted average number of common and
    common equivalent shares outstanding          10,895          9,000          9,000          5,458          4,481
                                              ==========     ==========     ==========     ==========     ==========

Balance sheet data

  Working capital                             $   90,981     $   26,161     $   16,791     $    8,846     $      464

  Total assets                                   395,196        233,843        159,263         97,628         62,779

  Total debt                                      48,505         79,327         37,353            432         31,047

  Company-obligated, mandatorily
    redeemable convertible preferred
    securities of subsidiary
    DT Capital Trust holding solely
    parent's convertible subordinated
    debentures                                    70,000            ---            ---            ---            ---

  Stockholders' equity                           185,267         87,884         75,020         67,234          6,054


1 Reflects costs incurred of $540, less applicable income tax benefits of $216 in the fiscal year ended June 29, 1997, costs incurred of $314, less applicable income tax benefits of $135 in the fiscal year ended June 26, 1994, and costs incurred of $684, less applicable income tax benefits of $256 in the fiscal year ended June 30, 1993, related to the extinguishment and refinancing of debt by the Company.

OVERVIEW

The Company was formed through a series of acquisitions beginning with the initial acquisitions of Detroit Tool Group, Inc. and the Peer Division of Teledyne, Inc. in 1992. Subsequent to those transactions, the Company or its subsidiaries completed a number of acquisitions for the Special Machines and Components segments. The acquisitions are elements of a strategic plan to acquire companies with proprietary products and manufacturing capabilities which have strong market and technological positions in the niche markets they serve and to accelerate the Company's goal of providing customers a full range of integrated automated systems. The Company believes that emphasis on complementary acquisitions of companies serving target markets has allowed it to broaden its product offerings and to provide customers a single source for complete integrated automation systems. The acquisitions have expanded the Company's base of customers and markets, creating greater opportunities for cross-selling among the various divisions of the Company.

The Company has made the following acquisitions in the past three years which affected the results of operations:

August 1994                  Advanced Assembly Automation, Inc. (AAA)

February 1995                Lakso Division of Package Machinery Company (Lakso)

February 1995                Armac Industries, Ltd. (Armac)

August 1995                  H. G. Kalish Inc. (Kalish)

September 1995               Arrow Precision Elements, Inc. (Arrow)

November 1995                Swiftpack Automation Ltd. (Swiftpack)

January 1996                 Assembly Machines, Inc. (AMI)

July 1996                    Mid-West Automation Enterprises, Inc. (Mid-West)

September 1996               Hansford Manufacturing Corporation (Hansford)

July 1997                    Lucas Assembly and Test Systems (LATS)

On July 29, 1997, after the close of fiscal 1997, the Company completed the acquisition of certain of the net assets of Lucas Assembly and Test Systems
(LATS), a division of LucasVarity plc of England, for approximately $49 million. LATS, which has been renamed Assembly Technology and Test (ATT), is a designer and manufacturer of integrated assembly and testing systems for automotive OEMs and their tier-one suppliers with manufacturing facilities in the United States, the United Kingdom and Germany. As part of LucasVarity plc, LATS recorded sales of approximately $112 million for the year ended January 31, 1997. The acquisition of LATS will be accounted for as a purchase, with the results of operations of LATS included with those of the Company for periods subsequent to the date of acquisition.

For a better understanding of the significant factors that influenced the Company's performance during the past three years, the following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report.

The Company operates in two business segments, Special Machines, including the Automation and Packaging Groups, and Components. The Special Machines segment designs and builds integrated automation systems, custom equipment and proprietary machines which assemble, test or package industrial and consumer products. The Components segment stamps and fabricates a range of standard and custom metal components for the transportation, agricultural equipment, appliance, heavy equipment, and electrical industries as well as wear parts for the textile industry.

Gross margins of the Special Machines segment may vary from year to year as a result of the variations in profitability of contracts for large orders of automated production systems or special machines. In addition, changes in the product mix in a given period affect gross margins for the Special Machines segment. Margins on revenues of ATT, acquired after the fiscal year end, are expected to be lower than the Special Machines segment's historical margins.

The percentage of completion method of accounting is used by the Company's Special Machines segment to recognize revenues and related costs. Under the percentage of completion method, revenues for customer contracts are measured based on the ratio of engineering and manufacturing labor hours incurred to date compared to total estimated engineering and manufacturing labor hours or, for certain customer contracts, the ratio of total costs incurred to date to total estimated costs. Any revisions in the estimated total costs or values of the contracts during the course of the work are reflected when the facts that require the revisions become known. Revenue from the sale of products manufactured by the Company's Components segment is recognized upon shipment to the customer.

Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Set forth below is certain financial data relating to each business segment (in thousands):

                                                  Fiscal year ended
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------
Net sales:
  Special Machines
    DTI Automation                  $  248,213       $  106,217       $   67,119
    DTI Packaging                      100,435           87,667           45,051
                                    ----------       ----------       ----------
      Total Special Machines           348,648          193,884          112,170

  Components                            47,462           42,062           35,199
                                    ----------       ----------       ----------
    Total                           $  396,110       $  235,946       $  147,369
                                    ----------       ----------       ----------

Gross profit:
  Special Machines                  $  100,215       $   53,299       $   29,015
    Gross margin                         28.7%            27.5%            25.9%

  Components                            10,851           10,079            8,676
    Gross margin                         22.9%            24.0%            24.6%
                                    ----------       ----------       ----------
      Total gross profit            $  111,066       $   63,378       $   37,691
      Total gross margin                 28.0%            26.9%            25.6%
                                    ==========       ==========       ==========

Operating income:
  Special Machines                  $   56,787       $   26,557       $   13,857
    Operating margin                     16.3%            13.7%            12.4%

  Components                             6,966            6,934            6,676
    Operating margin                     14.7%            16.5%            19.0%

  Corporate                            (7,054)          (5,558)          (4,270)
                                    ----------       ----------       ----------
      Total operating income        $   56,699       $   27,933       $   16,263
      Total operating margin             14.3%            11.8%            11.0%
                                    ==========       ==========       ==========

Depreciation and amortization expense:
  Special Machines                  $    8,891       $    4,683       $    3,452
  Components                             1,258            1,038              837
  Corporate                                904              395              272
                                    ----------       ----------       ----------
    Total                           $   11,053       $    6,116       $    4,561
                                    ==========       ==========       ==========

Capital expenditures:
  Special Machines                  $    7,424       $    6,145       $    4,127
  Components                             3,806            2,138            3,043
  Corporate                                620            1,966              548
                                    ----------       ----------       ----------
    Total                           $   11,850       $   10,249       $    7,718
                                    ==========       ==========       ==========

Identifiable assets:
  Special Machines                  $  357,337       $  203,210      $   135,328
  Components                            34,812           28,528           23,061
  Corporate                              3,047            2,105              874
                                    ----------       ----------       ----------
    Total                           $  395,196       $  233,843       $  159,263
                                    ==========       ==========       ==========

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items reflected in the Company's consolidated statement of operations:

                                                  Fiscal year ended
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------

Net sales                             100.0%           100.0%           100.0%
Cost of sales                          72.0             73.1             74.4
                                    ----------       ----------       ----------
Gross profit                           28.0             26.9             25.6
Selling, general and
  administrative expenses              13.7             15.1             14.6
                                    ----------       ----------       ----------
Operating income                       14.3             11.8             11.0

Interest expense                        2.8              2.0              1.2

Dividends on Company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary
  DT Capital Trust holding solely
  parent's convertible subordinated
  debentures                            0.1              ---              ---
                                    ----------       ----------       ----------
Income before provision for income
  taxes and extraordinary loss         11.4              9.8              9.8

Provision for income taxes              4.8              4.1              4.1
                                    ----------       ----------       ----------
Income before extraordinary loss
                                        6.6              5.7              5.7
Extraordinary loss on debt
  refinancing                           0.1              ---              ---
                                    ----------       ----------       ----------
Net income                              6.5              5.7              5.7
                                    ==========       ==========       ==========


                       FISCAL 1997 COMPARED TO FISCAL 1996

NET SALES

Consolidated net sales increased $160.2 million, or 67.9%, to $396.1 million for the year ended June 30, 1997 from $235.9 million for the year ended June 30, 1996. Of the $160.2 million increase in sales, $139.3 million was due to the incremental sales of recently acquired businesses, with the remaining $20.9 million, or 8.8%, relating to increased sales from existing businesses. Recently acquired businesses include Kalish in August 1995, Arrow in September 1995, Swiftpack in November 1995, AMI in January 1996, Mid-West in July 1996 and Hansford in September 1996.

Sales by the Special Machines segment increased $154.8 million and sales by the Components segment increased $5.4 million. The increase in sales by the Special Machines segment was due to an increase in sales from existing businesses of $16.7 million, or 8.6%, over the year ended June 30, 1996 and $138.1 million in incremental sales from recently acquired businesses. Sales from existing businesses were up due to the strong growth occurring in assembly systems, welding systems, foam extrusion equipment and liquid and tablet packaging systems. The increase in sales of assembly and welding systems reflects international expansion by certain customers and DTI's increased penetration into new markets. Foam extrusion equipment sales have grown significantly, led by a strong international market. The growth in sales of assembly, welding, foam extrusion and packaging systems was partially offset by a decrease in sales of custom build-to-print machines. The increase in sales by the Components segment was due to an increase in sales from existing businesses of $4.2 million, or 9.9%, over the year ended June 30, 1996 and $1.2 million in incremental sales relating to the Arrow acquisition. The increase in sales of the Components segment is a result of the sales increases to a large customer in the agricultural equipment industry and sales to new customers in new markets. These gains offset the substantial decline in sales to customers in the transportation industry as a result of the trucking industry downturn.

GROSS PROFIT

Gross profit increased $47.7 million, or 75.2%, to $111.1 million for the year ended June 29, 1997 from $63.4 million for the year ended June 30, 1996, as a result of the sales increases discussed above and gross margin improvements. The gross margin increased to 28.0% from 26.9%. Gross margin exclusive of acquired operations increased to 27.7%, reflecting a more favorable product mix within the Special Machines segment. The Components segment gross margin decreased to 22.9% from 24.0% primarily due to decreased productivity resulting from the increase in new business and the related start up costs.


SELLING, GENERAL AND ADMINISTRATIVE (SG&A) EXPENSES

SG&A expenses increased $19.0 million, or 53.4%, to $54.4 million for the year ended June 29, 1997 from $35.4 million for the year ended June 30, 1996. Approximately $13.1 million of the increase was due to recently acquired businesses, with the remaining increase the result of personnel additions, increased costs related to compensation and incentive programs, consulting fees, and increased travel and marketing costs, most of which related to the overall growth of the Company and the development of group operating structures and systems. As a percentage of consolidated net sales, SG&A expenses decreased to 13.7% from 15.1%. The percentage decrease resulted primarily from lower SG&A expenses as a percentage of sales associated with recently acquired businesses.


OPERATING INCOME

Operating income increased $28.8 million, or 103.0%, to $56.7 million for the year ended June 29, 1997 from $27.9 million for the year ended June 30, 1996, as a result of the factors noted above. The operating margin increased to 14.3% from 11.8% in the prior year.


INTEREST EXPENSE

Interest expense increased to $11.1 million for the year ended June 29, 1997 from $4.8 million for the year ended June 30, 1996. The increase in interest expense resulted primarily from the increase in the debt level of the Company to finance recent acquisitions and meet working capital requirements partially offset by the net proceeds of an offering of common stock in November 1996. The Company's sale of Convertible Preferred Securities (as defined below) had little effect on interest expense for fiscal 1997 as that offering was not completed until June 1997.

DIVIDENDS ON COMPANY-OBLIGATED, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY DT CAPITAL TRUST HOLDING SOLELY PARENT'S CONVERTIBLE SUBORDINATED DEBENTURES

Dividends on the Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely parent's convertible subordinated debentures (Convertible Preferred Securities) were $0.3 million for the fiscal year ended June 29, 1997. The Convertible Preferred Securities offering was completed in June 1997.


INCOME TAXES

Provision for income taxes increased to $19.0 million for the year ended June 29, 1997 from $9.6 million for the year ended June 30, 1996, reflecting an effective tax rate of approximately 42% for each period. This rate differs from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization on certain acquisitions.


NET INCOME

Income before extraordinary loss increased to $26.4 million for the year ended June 29, 1997 from $13.5 million for the year ended June 30, 1996 as a result of the factors noted above. The Company recognized an extraordinary loss of $0.3 million, or $0.03 per share, attributable to the write-off of $0.5 million unamortized deferred financing fees, net of related $0.2 million tax benefit, due to the extinguishment and refinancing of the Company's debt in July 1996. As a result, net income was $26.1 million, or $2.39 per share. Primary earnings per share before the extraordinary loss were $2.42 for the year ended June 29, 1997 versus $1.50 for the year ended June 30, 1996. The weighted average common shares outstanding for the year ended June 29, 1997 were 10.9 million versus 9.0 million for the year ended June 30, 1996. The increase is a result of the issuance of common stock in November 1996 and the dilutive effect of certain common stock equivalents, including stock options and the estimated contingent shares which may be issuable in conjunction with the Kalish acquisition.

                       FISCAL 1996 COMPARED TO FISCAL 1995

NET SALES

Consolidated net sales increased $88.5 million, or 60.1%, to $235.9 million for the year ended June 30, 1996, from $147.4 million for the year ended June 25, 1995. The increase in consolidated net sales was a result of a $81.7 million, or 72.8%, increase in sales by the Special Machines segment and a $6.8 million, or 19.5%, increase in sales by the Components segment.

The increase in sales by the Special Machines segment resulted from the incremental effects of the acquisitions of AAA in August 1994, Armac and Lakso in February 1995, Kalish in August 1995, Swiftpack in November 1995 and AMI in January 1996, totalling $46.5 million, with the remaining $35.2 million, or 31.4%, increase relating to sales from existing businesses. Sales from existing businesses were up substantially, primarily due to increased sales of custom automated production equipment and packaging equipment. Approximately one-half of this increase can be attributed to the increase in machine sales to a significant customer. The remaining increase is a result of several new substantial projects with customers for integrated production systems. These increases reflect international expansion projects by certain customers, increased penetration into new markets and benefits achieved from the Company's cross-selling program.

The increase in sales by the Components segment is due to an increase in sales from existing businesses of $4.4 million, or 12.5%, over the year ended June 25, 1995 and $2.4 million in sales related to the Arrow acquisition. The increase in sales by Components was primarily the result of a new customer outside the transportation industry obtained in the latter part of fiscal 1995. The new business has offset the recent reduction in sales resulting from a slowdown in demand for products provided to the transportation industry. This new business was made possible through capital investments to expand stamping capacity and capabilities.


GROSS PROFIT

Gross profit increased $25.7 million, or 68.2%, to $63.4 million for the year ended June 30, 1996, from $37.7 million for the year ended June 25, 1995, as a result of the sales increases discussed above and gross profit margin improvement. Gross profit increased $16.2 million as a result of acquisitions. Excluding the effect of acquisitions, gross profit increased $9.5 million or 25.2%. The gross profit margin increased to 26.9% from 25.6%. The improvement in gross margin was due to the higher margins obtained by the acquired businesses. Gross margin exclusive of acquired operations decreased to 25.2% due primarily to gross profit margin declines in the Components segment. Gross profit margins, exclusive of acquired operations, for the Components segment were down from prior year as a result of start-up costs on new parts business, although such gross profit margins have improved during fiscal 1996 as production efficiencies were realized.


SG&A EXPENSES

SG&A expenses increased $14.0 million, or 65.4%, to $35.4 million for the year ended June 30, 1996, from $21.4 million for the year ended June 25, 1995. Approximately $10.9 million of the increase is due to the acquisitions discussed above. The remaining increase of $3.1 million is the result of personnel additions and related recruiting and relocation fees, increased costs associated with compensation and incentive programs, increased investment in marketing activities and increased professional and banking fees.


OPERATING INCOME

Operating income increased $11.6 million, or 71.8%, to $27.9 million for the year ended June 30, 1996, from $16.3 million for the year ended June 25, 1995, as a result of the factors noted above. As a percentage of consolidated net sales, operating income increased to 11.8% from 11.0%.


INTEREST EXPENSE

Interest expense increased to $4.8 million for the year ended June 30, 1996 from $1.8 million for the year ended June 25, 1995. The increase in interest expense resulted primarily from the increase in the debt level of the Company to finance the recently acquired businesses.


INCOME TAXES

Provision for income taxes increased to $9.6 million for the year ended June 30, 1996 from $6.0 million for the year ended June 25, 1995, reflecting effective tax rates of 41.7% and 41.4%, respectively. These rates differ from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization arising from certain acquisitions.


NET INCOME

Net income increased to $13.5 million for the year ended June 30, 1996, an increase of $5.0 million, or 59.7%, over the prior year as a result of the factors noted above. Earnings per share increased to $1.50 from $0.94 in the prior year.

LIQUIDITY AND CAPITAL RESOURCES

During fiscal 1997, net cash used in operating activities was approximately $0.7 million. During fiscal 1996 and 1995, net cash provided by operating activities was approximately $15.1 million and $1.6 million, respectively. Net income plus non-cash operating charges provided $40.1 million, $20.7 million and $17.0 million of operating cash flow in fiscal 1997, 1996 and 1995, respectively.

For the fiscal year ended June 29, 1997, net increases in working capital balances used operating cash of $40.8 million. A substantial portion of the net increase in working capital reflects the increased level of manufacturing activity occurring at the Company, particularly in the Special Machines segment. The Company has experienced a trend towards larger dollar value and longer lead-time projects. The Special Machines segment received several such contracts in fiscal 1997, many of which the customer advances or progress payments did not match the revenue stream under percentage of completion revenue recognition. These factors combined with the strong level of shipments in the final months of fiscal year 1997 resulted in a $26.3 million increase in accounts receivable and a $7.7 million increase in inventory. Other factors contributing to the net increase in working capital were primarily associated with the Mid-West and Hansford acquisitions. Acquisition costs paid subsequent to the closings for both Mid-West and Hansford amounted to approximately $2.0 million. Also, as anticipated with the Hansford acquisition, the Company has provided approximately $5.0 million to meet existing working capital requirements.

In fiscal 1996, working capital balances increased $5.6 million primarily due to the increased investment in current assets as a result of the increased sales and backlog, a decrease in customer advances due to unusually large advances at June 25, 1995 and large deposits to certain suppliers at June 30, 1996.

In fiscal 1995, cash provided by operating activities was affected by a $15.4 million increase in net working capital. Strong year-end sales, orders and backlog resulted in a significant increase in accounts receivable and inventories at June 25, 1995. An increase in customer advances and accounts payable partially offset the increase in working capital assets. Accrued liabilities decreased during the year reflecting reductions in the income tax payable balance and accrued acquisition costs.

Working capital balances can fluctuate significantly between periods as a result of the significant costs incurred on individual contracts, and the relatively large amounts invoiced and collected by the Company for a number of large contracts, and the amounts and timing of customer advances or progress payments associated with certain contracts.

During the fiscal year ended June 29, 1997, net cash of $106.9 million was provided by financing activities and used primarily to fund the acquisitions of Mid-West and Hansford for $92.8 million, net of cash acquired. The net cash provided by financing activities was also used to finance capital expenditures of $11.9 million, pay dividends of $0.8 million and fund working capital requirements. Financing activities consisted of the renegotiation of the Company's credit facility and the issuance of common stock and Convertible Preferred Securities as discussed below. The Company incurred $2.5 million of financing costs in conjunction with the renegotiation of the credit facility in July 1996.

During the fiscal year ended June 29, 1997, the Company completed the acquisitions of Mid-West and Hansford for $75.2 million and $17.6 million, respectively, net of cash acquired. These acquisitions were financed under the Second Amended and Restated Credit Facilities Agreement. This credit agreement, which was replaced in July 1997 with a new multi-currency agreement as discussed below, provided a total credit line of $210 million, including an $80 million revolving credit facility, a $50.5 million term loan, a $58.5 million acquisition facility and a $21 million foreign currency denominated letter of credit. The term and revolving borrowings were paid down in fiscal 1997 with the proceeds from the common stock offering in November 1996 and the Convertible Preferred Securities offering in June 1997. Borrowings under the agreement bore interest at floating rates based on the lender's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. At June 29, 1997, interest rates on these facilities ranged from 6.5% to 8.5%. Borrowing availability for the revolver was based on percentages of the Company's eligible accounts receivable, eligible inventory and outstanding letters of credit. The credit facility was secured by substantially all of the assets of DTI and its subsidiaries and contained certain financial and other covenants and restrictions. In conjunction with entering into this credit facility, the Company recognized an extraordinary loss in July 1996 of $0.3 million attributable to the write-off of $0.5 million unamortized deferred financing fees, net of related $0.2 million tax benefit.

In connection with the acquisition of Swiftpack on November 23, 1995, DT Industries (UK) Limited (DTUK), a wholly-owned subsidiary, entered into the Credit Agreement, Specific Counter-Indemnity and Debenture with a foreign bank. The foreign credit facility which was denominated in Pounds Sterling was used for the cash portion of the purchase price of Swiftpack and the redemption of five fixed-rate guaranteed promissory notes (Loan Notes) entered into with certain of the prior shareholders. The Loan Notes, which bore interest at 5.3%, were redeemed by the noteholders between November 25, 1996 and December 23, 1996. The aggregate principal amount of the foreign credit facility was approximately $21.0 million. The facility, which was subsequently replaced in July 1997 with a new multi-currency agreement as discussed below, bore interest at a variable rate based upon LIBOR (approximately 8.1% including letter of credit fees at June 29, 1997). Principal payments were due quarterly with the remaining principal balance due on August 16, 2000. The foreign credit facility was secured by the letter of credit facility provided through the Second Amended and Restated Credit Facilities Agreement.

On November 25, 1996, the Company completed the sale of 2,250,000 shares of its common stock at a price to the public of $34.50 a share. Net proceeds to the Company were $73.5 million after deducting issuance costs. In connection with the offering by the Company, certain selling stockholders sold 2,835,000 shares for which the Company did not receive any proceeds. The proceeds received by the Company were used to reduce indebtedness.

On June 12, 1997, the Company completed a private placement to institutional investors of 1.4 million 7.16% Convertible Preferred Securities (liquidation preference of $50 per Convertible Preferred Security). The placement was made through the Company's wholly owned subsidiary, DT Capital Trust (Trust), a newly-formed Delaware business trust. The securities represent undivided beneficial ownership interests in the Trust. The sole asset of the Trust is the $72.2 million aggregate principal amount of the 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 which were acquired with the proceeds from the offering as well as the sale of Common Securities to the Company. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust and the Guarantee of DTI, taken together, constitute a full and unconditional guarantee by DTI of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of DTI at an effective conversion price of $38.75 per share and are redeemable at DTI's option after June 1, 2000 and mandatorily redeemable in 2012. The net proceeds of the offering of approximately $67.8 million were used by DTI to retire indebtedness. A registration statement relating to resales of such Convertible Preferred Securities was declared effective by the Securities and Exchange Commission on September 2, 1997.

On July 21, 1997, the Company replaced the Second Amended and Restated Credit Facilities Agreement and the foreign currency denominated term facility with a new $175 million multi-currency revolving and term credit facility. The multi-currency facility will provide a $10 million Canadian term loan and a $165 million revolving credit facility, which will include an approximate $80 million sublimit for multi-currency borrowings in Pounds Sterling and Deutsche Marks. Borrowings under the multi-currency facility will bear interest at floating rates based on the agent bank's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow and the ratings of DTI's corporate debt. The agreement is secured by the capital stock of each of the significant domestic subsidiaries and 65% of the capital stock of each significant foreign subsidiary of DTI. The agreement contains certain financial and other covenants and restrictions and matures in July 2002. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1997 of $1.2 million attributable to the write-off of $2.0 million of unamortized deferred financing fees, net of related $0.8 million tax benefit.

On July 29, 1997, the Company completed the acquisition of certain of the net assets of LATS, a division of LucasVarity plc of England. LATS is a designer and manufacturer of integrated assembly and testing systems for automotive OEMs and their tier-one suppliers with manufacturing facilities in the United States, the United Kingdom and Germany. The purchase price of approximately $49 million was financed by borrowings under the new multi-currency revolving credit facility. As part of LucasVarity plc, LATS recorded sales of approximately $112 million for the year ended January 31, 1997. As the transaction occurred subsequent to the end of fiscal 1997, LATS' balance sheet and results of operations are excluded from the fiscal 1997 consolidated balance sheet and results of operations of DTI.

The Company also maintains revolving credit facilities of approximately $3.0 million through its foreign subsidiaries. At June 29, 1997, total outstanding indebtedness under such facilities was approximately $1.6 million.

To manage its exposure to fluctuations in interest rates, the Company entered into an interest rate swap agreement in June 1995 for a notional principal amount of $30 million, maturing June 29, 1998. Swap agreements involve the exchange of interest obligations on fixed and floating interest-rate debt without the exchange of the underlying principal amount. The differential paid or received on the swap agreement is recognized as an adjustment to interest expense. The swap agreement requires the Company to pay a fixed rate of 6.06% in exchange for a floating rate payment equal to the three month LIBOR determined on a quarterly basis with settlement occurring on specific dates.

Capital expenditures were $11.9 million in fiscal 1997. Management anticipates that capital expenditures for fiscal 1998 will range from approximately $17 million to $20 million. This includes recurring replacement or refurbishment of machinery and equipment, and purchases to improve production methods or processes or to expand manufacturing capabilities, all of which will approximate fiscal 1997 capital expenditures. Incremental capital expenditures in fiscal 1998 are expected to include the first year costs estimated to be over $4 million of an approximate $12 million four-year implementation of an integrated financial and operations core business system and will also include adding additional capacity at certain automation and packaging facilities. Funding for capital expenditures is expected to be provided by cash from operating activities and through the Company's credit facilities.

The Company paid quarterly cash dividends of $0.02 per share on September 13, 1996, December 13, 1996, March 14, 1997 and June 13, 1997 to stockholders of record on August 30, 1996, November 22, 1996, February 28, 1997, and May 30, 1997, respectively.

Based on its ability to generate funds from operations and the availability of funds under its current credit facilities, the Company believes it will have sufficient funds available to meet its currently anticipated operating and capital expenditure requirements.

BACKLOG

The Company's backlog is based upon customer purchase orders the Company believes are firm. As of June 29, 1997, the Company had $175.5 million of orders in backlog, which compares to a backlog of approximately $112.2 million as of June 30, 1996. The acquisitions of Mid-West and Hansford increased the backlog $60.4 million at June 29, 1997 in comparison to June 30, 1996. Excluding the effect of these acquisitions, backlog would have been $115.1 million at June 29, 1997, an increase of $2.9 million, or 2.6%, from a year ago.

The backlog for the Special Machines segment at June 29, 1997 was $168.0 million, an increase of $62.0 million from a year ago. Excluding the effect of acquisitions, the Special Machines backlog increased $1.6 million. The Special Machines backlog reflects strong packaging orders offset by a drop in orders for custom build-to-print machines. Backlog for the Components segment was $7.5 million at June 29, 1997, an increase $1.3 million, or 22.4%, from the $6.2 million backlog a year ago.

The level of backlog at any particular time is not necessarily indicative of the future operating performance of the Company. Additionally, certain purchase orders are subject to cancellation by the customer upon notification. Certain orders are also subject to delays in completion and shipment at the request of the customer. The Company believes most of the orders in the backlog will be recognized as sales during fiscal 1998.


FOREIGN OPERATIONS

The Company's primary foreign operations are conducted through its subsidiaries in Canada and the United Kingdom. The acquisition of certain of the net assets of LATS will provide additional facilities in the United Kingdom and Germany. The functional currencies of these subsidiaries are the currencies native to the specific country in which the subsidiary is located. Foreign operations accounted for approximately 7% and 12% of the Company's net sales and approximately 9% and 14% of the Company's earnings from operations in fiscal 1997 and 1996, respectively. The Company did not have any foreign operations in fiscal 1995. The percentage decrease in fiscal 1997 is a result of the substantial domestic acquisitions in fiscal 1997. Pro forma information for DTI as if the LATS acquisition had taken place on July 1, 1996 indicates that foreign operations would have accounted for approximately 15% of the Company's sales in fiscal 1997. Fluctuations in currency exchange rates can impact operating results, including net sales and operating expenses, when translations of the subsidiary financial statements are made. The Company hedges certain of its balance sheet exposure by borrowing in Pounds Sterling and Canadian dollars in the United Kingdom and Canada, respectively (see Liquidity and Capital Resources). The Company does not enter into foreign currency forward exchange contracts for speculative trading purposes.


SEASONALITY AND FLUCTUATIONS IN QUARTERLY RESULTS

In general, the Company's business is not subject to seasonal variations in demand for its products. However, because orders for certain of the Company's products can be several million dollars, a relatively limited number of orders can constitute a meaningful percentage of the Company's revenue in any one quarterly period. As a result, a relatively small reduction or delay in the number of orders can have a material impact on the timing of recognition of the Company's revenues. Certain of the Company's revenues are derived from fixed price contracts. To the extent that original cost estimates prove to be inaccurate, profitability from a particular contract may be adversely affected. Gross margins in the Special Machines segment may vary between comparable periods as a result of the variations in profitability of contracts for large orders of special machines as well as product mix between the various types of custom and proprietary equipment manufactured by the Company. Accordingly, results of operations of the Company for any particular quarter are not necessarily indicative of results that may be expected for any subsequent quarter or related fiscal year.


NEW ACCOUNTING PRONOUNCEMENT

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," which will be effective for the Company for the quarter ended December 1997. Had the Company adopted SFAS 128 as of July 1, 1996, weighted average basic shares outstanding would have been 10,349,444 and basic earnings per share before the extraordinary item would have been $2.55 for the fiscal year ended June 29, 1997. Weighted average diluted shares outstanding would have been 11,022,080 and diluted earnings per share before the extraordinary item would have been $2.41 for the year ended June 29, 1997. Diluted earnings per share reflect the effects of conversion of the Company's Convertible Preferred Securities and elimination of the related dividends, net of applicable income taxes.


CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

Certain information contained in this report, particularly the information appearing in the Letter to Shareholders and in this section under the headings "Results of Operations," "Liquidity and Capital Resources," "Backlog" and "Foreign Operations" includes forward-looking statements. These statements, comprising all statements herein which are not historical, are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities," "growth potential," "objectives" and "goals," the words "anticipate," "believe," "estimate," "expect," and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, and possible future acquisitions that may not be complementary or additive. Additional information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appears elsewhere herein, including under the heading "Seasonality and Fluctuations in Quarterly Results;" and in the Corporation's other filings with the Securities and Exchange Commission, including its registration statement on Form S-3 (Registration No. 333-30909) and prospectus dated September 2, 1997, including the section therein entitled "Risk Factors."

STATEMENT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The accompanying consolidated financial statements of DT Industries, Inc., have been prepared by management, which is responsible for their integrity and objectivity. The statements have been prepared in conformity with generally accepted accounting principles and include amounts based on management's best estimates and judgements.

Management has established and maintains a system of internal control designed to provide reasonable assurance that assets are safeguarded and that the financial records reflect the authorized transactions of the Company. The system of internal control includes widely communicated statements of policies and business practices that are designed to require all employees to maintain high ethical standards in the conduct of Company affairs. The internal controls are augmented by organizational arrangements that provide for appropriate delegation of authority and division of responsibility.

The consolidated financial statements have been audited by Price Waterhouse LLP, independent accountants. As part of their audit of the Company's fiscal 1997 consolidated financial statements, Price Waterhouse LLP considered the Company's system on internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests.

The Board of Directors pursues its responsibility for the Company's financial reporting through its Audit Committee, which is composed entirely of outside directors. The Audit Committee meets periodically with the independent accountants and management. The independent accountants have direct access to the Audit Committee, with and without the presence of management representatives, to discuss the results of their audit work and their comments on the adequacy of internal accounting controls and the quality of financial reporting.


/s/ Stephen J. Gore

Stephen J. Gore
President and Chief Executive Officer


/s/ Bruce P. Erdel

Bruce P. Erdel
Vice President, Finance and Secretary




REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and
Stockholders of DT Industries, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DT Industries, Inc. and its subsidiaries at June 29, 1997 and June 30, 1996, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 29, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
St. Louis, Missouri

August 8, 1997

                               DT INDUSTRIES, INC.

                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                                     June 29,         June 30,
                                                       1997             1996
                                                    ----------       ----------
Assets
  Current assets:
    Cash                                             $  2,821         $  1,210
    Accounts receivable, net                           68,538           32,092
    Costs and estimated earnings in excess
      of amounts billed ($78,900 and $15,640,
      respectively) on uncompleted contracts           51,643           19,130
    Inventories, net                                   42,198           31,403
    Prepaid expenses and other                          7,051           10,153
                                                    ----------       ----------
      Total current assets                            172,251           93,988
  Property, plant and equipment, net                   51,132           36,713
  Goodwill, net                                       168,401          101,187
  Other assets, net                                     3,412            1,955
                                                    ----------       ----------
                                                     $395,196         $233,843
                                                    ==========       ==========
Liabilities and stockholders' equity
  Current liabilities:
    Current portion of long-term debt                $  1,527         $  8,481
    Accounts payable                                   31,353           19,621
    Customer advances                                  11,232           13,850
    Billings in excess of costs and estimated
      earnings ($36,073 and $14,097,
      respectively) on uncompleted contracts            7,172            3,351
    Accrued liabilities                                29,986           22,524
                                                    ----------       ----------
      Total current liabilities                        81,270           67,827
                                                    ----------       ----------
  Long-term debt                                       46,978           70,846
  Deferred income taxes                                 6,435            4,756
  Other long-term liabilities                           5,246            2,530
                                                    ----------       ----------
                                                       58,659           78,132
                                                    ----------       ----------
  Commitments and contingencies (Notes 3 and 11)

  Company-obligated, mandatorily redeemable
    convertible preferred securities of
    subsidiary DT Capital Trust holding
    solely parent's convertible
    subordinated debentures                            70,000               --
                                                    ----------       ----------
  Stockholders' equity:
    Preferred stock, $.01 par value; 1,500,000
      shares authorized; no shares issued and
      outstanding
    Common stock, $.01 par value; 100,000,000
      shares authorized; 11,300,875 and
      9,001,250 shares issued and outstanding,
      respectively                                        113               90
    Additional paid-in capital                        133,370           61,255
    Retained earnings                                  51,784           26,539
                                                    ----------       ----------
      Total stockholders' equity                      185,267           87,884
                                                    ----------       ----------
                                                     $395,196         $233,843
                                                    ==========       ==========


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Operations
(In thousands, except per share data)
--------------------------------------------------------------------------------

                                                  Fiscal year ended
                                    --------------------------------------------
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------

Net sales                            $396,110         $235,946         $147,369

Cost of sales                         285,044          172,568          109,678
                                    ----------       ----------       ----------

Gross profit                          111,066           63,378           37,691

Selling, general and
  administrative expenses              54,367           35,445           21,428
                                    ----------       ----------       ----------
Operating income                       56,699           27,933           16,263

Interest expense, net                  11,088            4,799            1,849

Dividends on Company-obligated,
  mandatorily redeemable
  convertible preferred
  securities of subsidiary
  DT Capital Trust holding
  solely parent's convertible
  subordinated debentures,
  at 7.16% per annum                      251              ---             ---
                                    ----------       ----------       ----------
Income before provision for
  income taxes and extraordinary
  loss                                 45,360           23,134           14,414

Provision for income taxes             18,979            9,643            5,964
                                    ----------       ----------       ----------
Income before extraordinary loss       26,381           13,491            8,450

Extraordinary loss on debt
  refinancing, net of income
  tax benefit of $216                     324              ---              ---
                                    ----------       ----------       ----------
Net income                           $ 26,057         $ 13,491         $  8,450
                                    ==========       ==========       ==========

Primary earnings per common and
  common equivalent share:
  Income before extraordinary loss   $   2.42         $   1.50         $   0.94
  Extraordinary loss                      .03              ---              ---
                                    ----------       ----------       ----------
  Net income                         $   2.39         $   1.50         $   0.94
                                    ==========       ==========       ==========

Weighted average number of common
  and common equivalent shares
  outstanding                          10,895            9,000            9,000
                                    ==========       ==========       ==========

Consolidated Statement of
Changes in Stockholders' Equity
(In thousands)
--------------------------------------------------------------------------------

                                                               Additional
                                                  Common        paid-in         Retained
                                                  stock         capital         earnings         Total
                                                  ------       ----------       --------       ---------
Balance, June 26, 1994                            $   90       $   61,106       $  6,038       $  67,234

Payments on stock subscriptions receivable                             56                             56

Dividends declared and paid                                                         (720)           (720)

Net income                                                                         8,450           8,450
                                                  ------       ----------       --------       ---------
Balance, June 25, 1995                            $   90       $   61,162       $ 13,768       $  75,020
                                                  ------       ----------       --------       ---------
Exercise of stock options and tax benefits
  relating thereto                                                     17                             17

Payments on stock subscriptions receivable                             76                             76

Dividends declared and paid                                                         (720)           (720)

Net income                                                                        13,491          13,491
                                                  ------       ----------       --------       ---------
Balance, June 30, 1996                            $   90       $   61,255       $ 26,539       $  87,884
                                                  ------       ----------       --------       ---------
Issuance of common stock                              23           73,474                         73,497

Exercise of stock options and tax benefits
  relating thereto                                                    678                            678

Payments on stock subscriptions receivable                            213                            213

Issuance costs of Company-obligated,
  mandatorily redeemable convertible
  preferred securities of subsidiary
  DT Capital Trust holding solely parent's
  convertible subordinated debentures                              (2,250)                        (2,250)

Dividends declared and paid                                                         (812)           (812)

Net income                                                                        26,057          26,057
                                                  ------       ----------       --------       ---------
Balance, June 29, 1997                            $  113       $  133,370       $ 51,784       $ 185,267
                                                  ======       ==========       ========       =========


See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows
(In thousands)
--------------------------------------------------------------------------------

                                                  Fiscal year ended
                                    --------------------------------------------
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------
Cash flows from operating activities:
  Net income                         $ 26,057         $ 13,491         $  8,450

  Adjustments to reconcile net
    income to net cash (used in)
    provided by operating
    activities:

    Depreciation                        5,955            3,411            2,738

    Amortization                        5,098            2,705            1,823

    Deferred income tax provision       2,612              981            3,921

    Other                                 385              116               36

  (Increase) decrease in current
    assets, excluding the effects
    of acquisitions:

    Accounts receivable               (26,482)           4,274          (13,503)

    Costs and earnings in excess
      of amounts billed on
      uncompleted contract             (2,935)          (8,520)          (2,593)

    Inventories                        (7,212)           3,873           (3,937)

    Prepaid expenses and other          3,171           (5,797)            (634)

  Increase (decrease) in current
    liabilities, excluding the
    effects of acquisitions:

    Accounts payable                   (3,015)             838            2,444

    Accrued liabilities                  (693)             189           (3,068)

    Customer advances                  (4,300)          (3,765)           5,816

    Billings in excess of costs
      and earnings on uncompleted
      contracts                         2,115            3,351

    Other                              (1,463)             (62)              61
                                    ----------       ----------       ----------
    Net cash (used in) provided
      by operating activities            (707)          15,085            1,554
                                    ----------       ----------       ----------

Cash flows from investing activities:
  Capital expenditures                (11,850)         (10,249)          (7,718)

  Acquisition of AAA stock
    and net assets of Lakso,
    net of cash acquired of $530                                        (29,181)

  Acquisition of Kalish net
    assets, Arrow net assets,
    Swiftpack stock and AMI stock,
    net of cash acquired of $2,484                     (29,614)

  Acquisition of Mid-West stock
    and Hansford stock, net of
    cash acquired of $21,573          (92,756)

  Other                                                                     113
                                    ----------       ----------       ----------
  Net cash used in investing
    activities                       (104,606)         (39,863)         (36,786)
                                    ----------       ----------       ----------
(continued)
See accompanying Notes to Consolidated Financial Statements.

(In thousands)
--------------------------------------------------------------------------------

                                                  Fiscal year ended
                                    --------------------------------------------
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------

Cash flows from financing activities:

  Proceeds from borrowings           $ 96,708         $ 37,031         $ 25,000

  Payments on borrowings             (129,518)         (14,063)          (1,493)

  Net borrowings from revolving loans     918            3,633           13,116

  Debt issuance costs                  (2,510)            (632)

  Net proceeds from issuance of
    Company-obligated, mandatorily
    redeemable convertible
    preferred securities of
    subsidiary DT Capital Trust
    holding solely parent's
    convertible subordinated
    debentures                         67,750

  Net proceeds from issuance
    of common stock                    74,175               17

  Payments on stock subscriptions
    receivable                            213               76               56

  Dividends paid on common stock         (812)            (720)            (900)
                                    ----------       ----------       ----------
  Net cash provided by
    financing activities              106,924           25,342           35,779
                                    ----------       ----------       ----------
  Net increase in cash                  1,611              564              547

  Cash at beginning of period           1,210              646               99
                                    ----------       ----------       ----------
  Cash at end of period              $   2,821        $  1,210  $           646
                                    ----------       ----------       ----------
Supplemental disclosures of
  cash flow information:

  Cash paid during the period for:

    Interest                         $ 10,630         $  4,280         $  1,618

    Income taxes                     $ 16,497         $  6,369         $  3,282

Supplemental schedule of noncash investing and financing activities:

Fair value of assets acquired        $ 55,185         $ 25,447         $ 17,271

Fair value assigned to goodwill        68,226           36,071           25,255

Cash paid                             (92,756)         (29,614)         (29,181)
                                    ----------       ----------       ----------
Liabilities assumed and seller
  financing (see Note 4)            $  30,655         $ 31,904         $ 13,345
                                    ==========       ==========       ==========

The Company purchased Mid-West Automation Enterprises, Inc. (Mid-West) and Hansford Manufacturing Corporation (Hansford) in fiscal 1997; H.G. Kalish Inc. (Kalish), Arrow Precision Elements, Inc. (Arrow), Swiftpack Automation Limited (Swiftpack) and Assembly Machines, Inc. (AMI) in fiscal 1996; and Advanced Assembly Automation, Inc. (AAA), the Lakso Division of Package Machinery Company (Lakso) and Armac Industries, Ltd. (Armac) in fiscal 1995. The table above represents summary information with respect to these acquisitions.

See accompanying Notes to consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except per share data)

Note 1 - Business

DT Industries, Inc. (DTI or the Company) is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The Company also produces precision metal components, tools and dies for a broad range of applications. The Company markets its products through three product groups, DTI Automation and DTI Packaging comprising the Special Machines segment, and DTI Components
(Components segment). The Company's operations are predominantly located in North America, but its products are sold throughout the world.

Note 2 - Summary of Significant Accounting Policies

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

Revenue recognition

The percentage of completion method of accounting is used by the Company's Special Machines segment to recognize revenues and related costs. Under the percentage of completion method, revenues are measured based on the ratio of engineering and manufacturing labor hours incurred to date compared to total estimated engineering and manufacturing labor hours or, for certain customer contracts, the ratio of total costs incurred to date to total estimated costs. Any revisions in the estimated total costs or values of the contracts during the course of the work are reflected when the facts that require the revisions become known. Revenue from the sale of products manufactured by the Company's Components segment is recognized upon shipment to the customer.

Prior to June 26, 1995, revenues from certain customer contracts of the Special Machines segment were recognized upon shipment, utilizing the "units of delivery" modification of the percentage of completion method. The change in accounting method in fiscal 1996 reflected the trend in the Company's Special Machines business for increasing engineering services provided on customer contracts and did not have a material impact on the Company's financial position and results of operations.

Costs and related expenses to manufacture the products are recorded as cost of sales when the related revenue is recognized. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Cash deposits received from customers on contracts in progress are reflected as customer advances in the consolidated balance sheet until the related revenue is recognized in accordance with the procedures described above. Costs and estimated earnings in excess of amounts billed on percentage of completion contracts represents costs incurred and earnings recognized in excess of customer advances received. Billings in excess of costs incurred and estimated earnings on uncompleted contracts represent customer advances received in excess of costs incurred and earnings recognized.

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

Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from the process of translating the consolidated amounts into U.S. dollars are accumulated in a separate translation adjustment account, included in stockholders' equity. Common stock and additional paid-in capital are translated at historical U.S. dollar equivalents in effect at the date of acquisition. Foreign currency transaction gains and losses are included in earnings currently. The cumulative translation adjustment account balance and foreign currency transaction gains and losses are not material.

Cash and cash equivalents

All highly liquid debt instruments purchased with original maturities of three months or less are classified as cash equivalents.

Concentrations of credit risk

The Company sells a majority of its special machines to a wide range of manufacturing companies. Components services are sold to customers primarily in the transportation, agricultural equipment and textile industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, although many customers of the Special Machines segment pay deposits to the Company prior to shipment of its products. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At June 29, 1997, the Company had no significant concentration of credit risk.

Inventories

Domestic inventories are stated at the lower of cost, determined using the last-in, first-out (LIFO) method, or market, with the exception of raw material inventories and the material component of work in process inventories at certain subsidiaries totaling approximately $16,030 which are accounted for using the first-in, first-out method (FIFO). For various tax and statutory reasons, inventories of the Company's foreign subsidiaries are stated at FIFO costs. The effects on financial position and results of operations from applying the FIFO method for such material inventories and inventories of foreign subsidiaries are immaterial. For other inventories maintained on a LIFO basis, cost under the LIFO method approximates the FIFO method. Inventories include the cost of materials, direct labor and manufacturing overhead.

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

Goodwill

The excess of the purchase price over the fair value of net assets acquired in business combinations (goodwill) is capitalized and amortized on a straight-line basis over periods ranging from 15 to 40 years. Goodwill amortization charged to income for the years ended June 29, 1997, June 30, 1996 and June 25, 1995 was approximately $4,312, $2,386 and $1,660, respectively. Accumulated amortization at June 29, 1997, and June 30, 1996 was approximately $9,916 and $5,574, respectively. Including the effect of the acquisitions of Mid-West, Hansford and the assets of Lucas Assembly and Test Systems acquired on July 29, 1997 as discussed in Note 16, the Company estimates annual amortization of goodwill to be approximately $5,150.

The carrying value of goodwill is assessed for recoverability by management based on an analysis of future expected cash flows from the underlying operations of the Company. Management believes there has been no impairment at June 29, 1997.

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

Fair value of financial instruments

For purposes of financial reporting, the Company has determined the fair value of financial instruments approximates book value at June 29, 1997, based on terms currently available to the Company in financial markets.

Postretirement benefits

The Company has adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (OPEB or SFAS 106). This standard requires recognition of the cost of providing postretirement benefits during an employee's period of service. As part of adopting the standard as of the acquisition of Detroit Tool Group, Inc.
(DTG), the Company recorded an accrual of approximately $1,584 in other long-term liabilities in its balance sheet representing the discounted present value of expected future retiree benefits attributed to employees' service rendered in periods prior to DTI's acquisition (see Note 8).

Income taxes

The Company files a consolidated federal income tax return which includes its domestic subsidiaries. The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the current or deferred tax consequences of a transaction are measured by applying the provisions of enacted laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.

Earnings per share

Primary earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common and common equivalent shares outstanding during the period. Common stock equivalents consist of certain shares subject to stock options and contingent purchase price payable in common stock related to an acquired business. The common equivalent shares arising from the effect of outstanding stock options were computed using the treasury stock method, if dilutive. The effects of conversion of the Company's Convertible Preferred Securities (as defined in Note 5) was not dilutive in the computation of fully diluted earnings per share for fiscal 1997.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," which will be effective for the Company for the quarter ended December 1997. Had the Company adopted SFAS 128 as of July 1, 1996, weighted average basic shares outstanding would have been 10,349,444 and basic earnings per share before the extraordinary item would have been $2.55 for the fiscal year ended June 29, 1997. Weighted average diluted shares outstanding would have been 11,022,080 and diluted earnings per share before the extraordinary item would have been $2.41 for the year ended June 29, 1997. Diluted earnings per share reflect the effects of conversion of the Company's Convertible Preferred Securities and elimination of the related dividends, net of applicable income taxes.

Employee stock-based compensation

The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, the Company applies the intrinsic value method of accounting. For employee stock options accounted for using the intrinsic value method, no compensation expense is recognized because the options are granted with an exercise price equal to the market value of the stock on the date of grant.

During fiscal 1997, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), became effective for the Company. SFAS 123 prescribes the recognition of compensation expense based on the fair value of options or stock awards determined on the date of grant. However, SFAS 123 allows companies to continue to apply the valuation methods set forth in APB 25. For companies that continue to apply the valuation methods set forth in APB 25, SFAS 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 9 for additional discussion.

Fiscal year

The Company uses a 52-53 week fiscal year that ends on the last Sunday in June.

Note 3 - Acquisitions

The following table summarizes certain information regarding the Company's acquisitions during the past three years:

                                                                     NET CASH
                                                                     PURCHASE
     DATE                            BUSINESS                         PRICE
--------------      -------------------------------------------      --------

August 1994         Advanced Assembly Automation, Inc.               $ 22,100

February 1995       Lakso Division of Package Machinery Company         7,000

February 1995       Armac Industries, Ltd.                                ---

August 1995         H.G. Kalish Inc.                                   16,400

September 1995      Arrow Precision Elements, Inc.                      3,000

November 1995       Swiftpack Automation Ltd.                          18,400

January 1996        Assembly Machines, Inc.                             6,700

July 1996           Mid-West Automation Enterprises, Inc.              75,179

September 1996      Hansford Manufacturing Corporation                 17,577

During the past three fiscal years, the Company made nine acquisitions which have significantly expanded its product lines. These acquisitions were each accounted for under the purchase method of accounting and financed primarily through bank borrowings, resulting in an increase in the Company's debt. Results of operations of each acquired company have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of each acquisition was allocated to the assets and liabilities acquired, based on their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired was, in each instance, recorded as goodwill.

As part of the Kalish, Swiftpack and Hansford acquisitions, DTI has agreed to made additional payments of up to $3,000, $4,700 and $20,000, respectively, to the sellers. The amount of the additional purchase prices will be determined by a formula based on the earnings of the acquired businesses. The additional purchase price specified within the Kalish agreement, based on earnings three years after closing of the acquisition, may be paid in DTI stock at the Company's option. The additional purchase price specified within the Swiftpack and Hansford agreements is payable in cash. Any additional purchase price paid is expected to result in additional goodwill related to these acquisitions.

The following table sets forth pro forma information for DTI as if all of the previously discussed acquisitions had taken place on July 1, 1996 and June 26, 1995, respectively. This information is unaudited and does not purport to represent actual revenue, net income and earnings per share had the acquisitions actually occurred on July 1, 1996 and June 26, 1995, respectively.


                                                         Fiscal Year Ended
Pro Forma Information                                June 29,        June 30,
(unaudited)                                            1997            1996
--------------------------------------              ----------      -----------

Net sales                                           $  416,789      $  383,354

Net income                                          $   27,103      $   20,364

Primary earnings per common share                   $     2.49      $     2.26

Weighted average number of common and
  common equivalent shares outstanding              10,895,497       9,000,257

Note 4 - Financing

During July 1996, the Company entered into a Second Amended and Restated Credit Facilities Agreement provided by various financial institutions. The agreement, which was subsequently amended during the fiscal year in September and December 1996 and April and May 1997, provided a total credit line of $210,000, including an $80,000 revolving credit facility, a $50,500 term loan, a $58,500 acquisition facility and a $21,000 foreign currency denominated letter of credit, and was to expire on July 23, 2001. Borrowings under the agreement bore interest at the agent lender's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow. At June 29, 1997, interest rates on these facilities ranged from 6.5 percent to 8.5 percent. Borrowing availability for the revolving credit facility was based on a percentage of the Company's eligible accounts receivable, eligible inventory and outstanding letters of credit. The credit facility was secured by substantially all of the assets of DTI and its subsidiaries and contained certain financial and other covenants and restrictions. The Company was in compliance with such covenants and restrictions at June 29, 1997. In conjunction with entering into this credit facility, the Company recognized an extraordinary loss in July 1996 of $324 attributable to the write-off of $540 unamortized deferred financing fees, net of related $216 tax benefit.

Long-term debt consisted of the following:
                                                    ----------------------------
                                                     June 29,         June 30,
                                                       1997             1996
                                                    ----------------------------
Notes payable to bank under a term and
  revolving loan agreement, refinanced
  in July 1997:

  Term loan                                         $   10,000      $   41,550

  Revolving loan (including irrevocable
    letter of credit)                                   16,068          14,983

Loan Notes, repaid in November/December 1996                            13,974

Foreign currency denominated term facility,
  refinanced in July 1997                               20,347           6,367

Foreign currency denominated revolving
  credit facilities                                      1,571           1,766

Other long-term debt (including capitalized
  leases) maturing at various dates through
  fiscal 2002                                              519             687
                                                    ----------------------------
                                                        48,505          79,327
Less -  current portion                                  1,527           8,481
                                                    ----------------------------
                                                    $   46,978      $   70,846
                                                    ============================

The acquisition of Hansford in September 1996 was financed under the Second Amended and Restated Credit Facilities Agreement. Of the $17,577 purchase price, $8,543 was established as an irrevocable letter of credit payable to the former owner on June 30, 1997. The letter of credit is included in long term debt on the consolidated balance sheet.

In connection with the acquisition of Swiftpack on November 23, 1995, DT Industries (UK) Limited (DTUK), a wholly-owned subsidiary, entered into the Credit Agreement, Specific Counter-Indemnity and Debenture with a foreign bank. The foreign credit facility denominated in Pounds Sterling was used for the cash portion of the purchase price of Swiftpack and the redemption of five fixed-rate guaranteed promissory notes (Loan Notes) entered into with certain of the prior shareholders. The aggregate principal amount of the Loan Notes denominated in U.S. dollars was $13,974. The Loan Notes, which bore interest at 5.3%, were redeemed by the noteholders between November 25, 1996 and December 23, 1996. The aggregate principal amount of the foreign credit facility was approximately $21,000. The foreign credit facility bore interest at a variable rate based upon LIBOR (approximately 8.1% including letter of credit fees at June 29, 1997). Principal payments thereunder ranging from $320 to $405 were due quarterly with the remaining principal due August 16, 2000.

In connection with the issuance of the Loan Notes, the Company entered into a foreign exchange forward contract to offset exchange gains and losses related to the Loan Notes recorded by the foreign subsidiary. The contract matured on November 26, 1996 and provided the purchase of the equivalent of $13,974 of Pounds Sterling at a rate of $1.5457 per Pound Sterling. The contract effectively hedged any foreign currency exchange fluctuation from the date the Loan Notes were issued. No foreign currency transaction gains or losses were recorded.

In addition,  the Company has revolving  credit  facilities  through its foreign
subsidiaries  of  approximately   $3,000,  of  which  approximately  $1,571  was
outstanding at June 29, 1997.

To manage its exposure to fluctuations in interest rates, on June 28, 1995, the Company entered into an interest rate swap agreement for a notional principal amount of $30,000, maturing June 29, 1998. Swap agreements involve the exchange of interest obligations on fixed and floating interest-rate debt without the exchange of the underlying principal amount. The differential paid or received on the swap agreement is recognized as an adjustment to interest expense. The swap agreement provides a fixed rate of 6.06% with a floating rate payment equal to the three month LIBOR determined on a quarterly basis with settlement occurring on specific dates.

A summary of the minimum annual repayments of long-term debt (borrowings primarily refinanced in July 1997 as discussed in Note 16) as of June 29, 1997 was as follows:

               Fiscal year:
                   1998                 $  1,527
                   1999                    1,420
                   2000                    1,663
                   2001                   16,208
                   2002                   27,687
                                       ==========
                                        $ 48,505
                                       ==========

The book value of long-term debt at June 29, 1997 approximates fair value.

See Note 16 for information regarding the replacement in July 1997 of the Second Amended and Restated Credit Facilities Agreement and the foreign currency denominated term facility with a renegotiated $175,000 multi-currency credit facility.


Note 5 - Company-Obligated,   Mandatorily   Redeemable   Convertible   Preferred
         Securities of Subsidiary DT Capital Trust Holding Solely Parent's Convertible Subordinated Debentures (Convertible Preferred Securities)

On June 12, 1997, the Company completed a private placement to institutional investors of 1,400,000 7.16% Convertible Preferred Securities (liquidation preference of $50 per Convertible Preferred Security). The placement was made through the Company's wholly owned subsidiary, DT Capital Trust (Trust), a newly-formed Delaware business trust. The securities represent undivided beneficial ownership interests in the Trust. The sole asset of the Trust is the $72,165 aggregate principal amount of the 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 which were acquired with the proceeds from the offering as well as the sale of Common Securities to the Company. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust and the Guarantee of DTI, taken together, constitute a full and unconditional guarantee by DTI of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of DTI at an effective conversion price of $38.75 per share and are redeemable at DTI's option after June 1, 2000 and mandatorily redeemable in 2012. The net proceeds of the offering of approximately $67,750 were used by DTI to retire indebtedness. A registration statement relating to resales of such Convertible Preferred Securities was declared effective by the Securities and Exchange Commission on September 2, 1997.

Note 6 - Income Taxes

Income before provision for income taxes and extraordinary loss was taxed under the following jurisdictions:

                                               Fiscal year ended
                                  June 29,         June 30,         June 25,
                                    1997             1996             1995
                                 ----------       ----------       ----------
   Domestic                       $ 42,630         $ 20,539         $ 14,414
   Foreign                           2,730            2,595              ---
                                 ==========       ==========       ==========
                                   $45,360         $ 23,134         $ 14,414
                                 ==========       ==========       ==========

The provision for income taxes charged to operations was as follows:

                                               Fiscal year ended
                                  June 29,         June 30,         June 25,
                                    1997             1996             1995
                                 ----------       ----------       ----------
Current:
   U.S. Federal                   $ 12,564         $  6,474         $  1,641
   State                             2,789            1,373              402
   Foreign                           1,014              815              ---
                                 ----------       ----------       ----------
      Total current                 16,367            8,662            2,043
                                 ----------       ----------       ----------
Deferred:
   U.S. Federal                      2,111              734            3,203
   State                               397              125              718
   Foreign                             104              122              ---
                                 ----------       ----------       ----------
      Total deferred                 2,612              981            3,921
                                 ----------       ----------       ----------
Total Provision                   $ 18,979         $  9,643         $  5,964
                                 ==========       ==========       ==========

The provision for income taxes for the fiscal year ended June 29, 1997 is net of income tax benefits of $216 related to the extraordinary loss as described in
Note 4.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income as a result of the following differences:

                                                  Fiscal year ended
                                     June 29,         June 30,         June 25,
                                       1997             1996             1995
                                    ----------       ----------       ----------

U.S. statutory rate                  $ 15,876         $  8,097         $  4,901
Increase in rate resulting from:
  Non-deductible goodwill amortization    997              410              304
  State taxes                           2,071              974              739
  Other                                    35              162               20
                                    ----------       ----------       ----------
                                     $ 18,979         $  9,643         $  5,964
                                    ==========       ==========       ==========

Deferred tax liabilities (assets) are comprised of the following:

                                                     June 29,         June 30,
                                                       1997             1996
                                                    ----------       ----------
Deferred tax liabilities:
  Depreciation                                       $  5,331         $  3,995
  LIFO inventory and costing capitalization, net        1,157              759
  Earnings recognized under percentage of completion    3,207            1,249
  Goodwill and intangibles amortization                 2,401            1,440
  Other                                                   239              347
                                                    ----------       ----------
  Total deferred tax liabilities                       12,335            7,790
                                                    ----------       ----------
Deferred tax assets:
  Postretirement benefit accrual                         (714)            (701)
  Inventory reserves                                    1,680)            (795)
  Product liability reserves                             (678)            (750)
  Bad debt reserves                                      (632)            (521)
  Other accruals                                       (3,435)          (2,863)
  Other                                                (2,068)          (1,394)
                                                    ----------       ----------
  Total deferred tax assets                            (9,207)          (7,024)
                                                    ----------       ----------
  Deferred tax assets valuation allowance               1,029            1,029
                                                    ----------       ----------
  Total net deferred tax liability                      4,157            1,795

  Current portion included in prepaid expenses
    and other                                           2,278            2,961
                                                    ----------       ----------
  Long-term deferred tax liability                   $  6,435         $  4,756
                                                    ==========       ==========

The deferred tax assets valuation allowance has been recorded to reflect the potential non-realization of certain deductible temporary differences.

Note 7 - Retirement Plans

The Company offers substantially all of its employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter a written salary deferral agreement under which a maximum of 15% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company will match a percentage of the employee's contribution up to a specified maximum percentage of their salary. In addition, the Company generally is required to make a mandatory contribution and may make a discretionary contribution from profits. During the fiscal years ended June 29, 1997, June 30, 1996 and June 25, 1995, the Company made contributions of approximately $2,377, $1,596 and $1,224, respectively.


Note 8 - Postretirement Benefits

DTI provides health care and life insurance benefits for former DTG employees who retired prior to September 1, 1992. Management plans to fund the premiums as incurred, net of reimbursements received by plan participants.

For measurement purposes, a 10% annual rate of increase in health care premiums was assumed for 1998; this rate was assumed to decrease 1% per year to 6% in 2002 and remain at that level thereafter. An increase in the assumed health care cost trend rates of 1% in each year would increase the accumulated postretirement benefit obligation (APBO) as of June 29, 1997 by approximately $55 and the interest cost comprising the periodic postretirement benefit cost for the period then ended by approximately $5.

The  weighted   average   discount  rate  used  to  determine  the   accumulated
postretirement benefit obligation was 8% at June 29, 1997 and June 30, 1996.

The periodic postretirement benefit cost for fiscal 1997, 1996 and 1995 charged to income was approximately $25, $41 and $41, respectively.

The following table sets forth the status of the postretirement plans, reconciled to the APBO presented in the accompanying consolidated balance sheets:

                                                     June 29,         June 30,
                                                       1997             1996
                                                    ----------       ----------

APBO                                                 $    994         $  1,025

Unrecognized net gain                                     551              639
                                                    ----------       ----------
Net APBO                                             $  1,545         $  1,664
                                                    ==========       ==========

Note 9 - Stock Option Plans

The Company has three stock option plans: the Employee Stock Option Plan (Employee Plan), the 1994 Directors Non-Qualified Stock Option Plan (Directors
Plan) and the 1996 Long-Term Incentive Plan (LTIP Plan).

A summary of the status of the Company's stock option plans as of June 29, 1997, June 30, 1996 and June 25, 1995, and changes during the years then ended are presented below:

                                                     Weighted Average
                                       Shares         Exercise Price
                                      --------       ----------------
Fiscal 1997:
Outstanding at beginning of year      662,250             $13.86
Granted                               376,950             $23.34
Exercised                             (49,625)            $13.66
Forfeited                             (49,925)            $15.62
                                      --------
Outstanding at end of year            939,650             $17.58
                                      ========
Exercisable at end of year            122,625
                                      ========

Fiscal 1996:
Outstanding at beginning of year      465,750             $13.71
Granted                               239,000             $14.06
Exercised                              (1,250)            $13.50
Forfeited                             (41,250)            $13.36
                                      --------
Outstanding at end of year            662,250             $13.86
                                      ========
Exercisable at end of year             88,250
                                      ========

Fiscal 1995:
Outstanding at beginning of year      373,000             $13.70
Granted                               115,250             $13.70
Exercised
Forfeited                             (22,500)            $13.50
                                      --------
Outstanding at end of year            465,750             $13.71
                                      ========
Exercisable at end of year                 --
                                      ========

The Employee Plan provides for the granting of options to the Company's executive officers and key employees to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 900,000 shares of common stock may be granted under the Employee Plan. Options outstanding at June 29, 1997 entitle the holders to purchase common stock at prices ranging between $10.25 and $33.75. Options outstanding become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of the date granted. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

The Directors Plan provides for the granting of options to the Company's directors, who are not employees of the Company, to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 100,000 shares of common stock may be granted under the Directors Plan. Options outstanding at June 29, 1997 entitle the holders to purchase common stock at prices ranging between $13.50 and $30.25 per share. Options become exercisable with respect to one-fourth of the shares covered, thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. All options granted under the Directors Plan expire ten years from the date of grant or earlier if a director leaves the board of directors of the Company.

On September 18, 1996, the Board of Directors of the Company adopted the LTIP Plan. The LTIP Plan became effective on November 11, 1996 upon its approval by the stockholders at the annual meeting. The LTIP Plan provides for the granting of four types of awards on a stand alone, combination, or a tandem basis, specifically, nonqualified stock options, incentive stock options, restricted shares and performance stock awards. The LTIP Plan provides for the granting of up to 600,000 shares of common stock, provided that the total number of shares with respect to which awards are granted in any one year may not exceed 100,000 shares to any individual employee and 200,000 shares in the aggregate, and the total number of shares with respect to which grants of restricted stock and performance stock awards are made in any year shall not exceed 50,000 shares to any individual employee and 100,000 shares in the aggregate. LTIP grants to date consist only of nonqualified stock options entitling the holders to purchase common stock at prices ranging between $30.50 and $37.50. Options outstanding become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of the date granted. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

The following table summarizes certain information for options currently outstanding and exercisable at June 29, 1997:

                                 OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                  -------------------------------------------------          ---------------------------
                                    Weighted Average       Weighted                             Weighted
Range of                                Remaining          Average                              Average
Exercise             Number            Contractual         Exercise            Number           Exercise
 Prices           Outstanding             Life              Price            Exercisable         Price
--------          -----------       ----------------       --------          -----------        --------
 $10-14             446,400                7                $13.36             103,713           $13.27

 $15-19             362,350                8                $17.26              18,912           $15.76

 $20-30              15,900                9                $23.84                --

 $31-38             115,000                9                $34.55                --
                  -----------                                                -----------
                    939,650                                                    122,625           $13.65
                  ===========                                                ===========

Pro Forma Disclosures

The Company applies APB 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the stock options because the options were granted with an exercise price equal to the stock price on the date of grant. Had compensation costs for the Company's stock option plans been determined based on the fair value of the options on the grant dates consistent with the methodology prescribed by SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. Due to the adoption of the methodology prescribed by SFAS 123, the pro forma results shown below only reflect the impact of stock option awards granted in fiscal 1997 and 1996. Because future stock option awards may be granted, the pro forma impact for fiscal 1997 and 1996 is not necessarily indicative of the impact in future years.

Pro Forma Disclosures            Fiscal 1997        Fiscal 1996
---------------------            -----------        -----------
Net Income:
  As reported                      $26,057            $13,491
  Pro forma                        $25,276            $13,351

Primary earnings
per share:
  As reported                      $  2.39            $  1.50
  Pro forma                        $  2.31            $  1.46

The fair value of the options granted (which is amortized over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

                                 Fiscal 1997        Fiscal 1996
                                 -----------        -----------
Expected life of options             5 years            5 years
Risk-free interest rates        6.07 - 6.64%       5.36 - 6.48%
Expected volatility of stock             40%                36%
Expected dividend yield                 0.3%               0.5%

The weighted average fair value of options granted during the years ended June 29, 1997 and June 30, 1996 was $10.40 and $5.60 per share, respectively.


Note 10 - Related Parties

Affiliates of Harbour Group Investments II, L.P. (HGI, L.P.) were holders of approximately 32.2% of the Company's common stock prior to their sale of 2,835,000 shares in a stock offering in November 1996, reducing their holdings to less than 4.1%.

Under the terms of a management consulting and advisory services agreement, the Company paid affiliates of HGI, L.P. fees totaling $847, $783 and $459 in fiscal 1997, 1996 and 1995, respectively, related to corporate development services provided in identifying, negotiating and consummating the Company's acquisitions. Fees paid to affiliates of HGI, L.P. related to corporate development services were included in the costs of the related acquisitions.

Under terms of management consulting and advisory services agreements, Harbour Group Ltd. and Harbour Group Industries, Inc., charge the Company for direct management and administrative services provided to the Company based on actual, direct costs of such services. The charges, which are included in selling, general and administrative expenses in the financial statements, totaled approximately $393, $285 and $372 for the fiscal years ended June 29, 1997, June 30, 1996 and June 25, 1995, respectively.

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

Note 11 - Commitments and Contingencies

The Company leases land, buildings, machinery, equipment and furniture under various noncancelable operating lease agreements. At June 29, 1997, future minimum lease payments under noncancelable operating leases were as follows:

               Fiscal year:
               1998                     $  5,708
               1999                        5,009
               2000                        4,239
               2001                        3,731
               2002                        3,629
               2003 and thereafter        20,812
                                       ----------
                                        $ 43,128
                                       ----------

Total lease expense under noncancelable operating leases was approximately $5,652, $3,103, and $2,098 for the years ended June 29, 1997, June 30, 1996 and
June 25, 1995, respectively. Commitments under capital leases are not significant to the consolidated financial statements.

The Company is a party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, when resolved, will not have a material adverse effect on the financial position or results of operations of the Company.


Note 12 - Dependence on Significant Customers

Total net sales to a customer in the electronics industry were $89,062 and total net sales to a customer in the automotive industry were $43,179 in fiscal 1997 from the Special Machines segment. Total net sales to a customer in the agricultural equipment industry were $11,116 and total net sales to a customer in the transportation industry were $10,023 in fiscal 1997 from the Components segment.

Total net sales to a customer in the tire industry were $23,653 in fiscal 1996 from the Special Machines segment. Total net sales to a customer in the transportation industry were $14,754 in fiscal 1995 from the Components segment.

Trade receivables recorded for significant customers at June 29, 1997 and June 30, 1996 were $29,449 and $381, respectively. No other customers accounted for 10% or more of their respective total segment's sales in fiscal 1997, 1996 and 1995.

Note 13 - Supplemental Balance Sheet Information

                                                         Fiscal year ended
                                                     June 29,         June 30,
Supplemental Balance Sheet                             1997             1996
--------------------------                          ----------       ----------

Accounts receivable:
  Trade receivables                                  $ 70,387         $ 33,336
  Less - allowance for doubtful accounts                1,849            1,244
                                                    ----------       ----------
                                                     $ 68,538         $ 32,092
                                                    ==========       ==========
Inventories, net:
  Raw materials                                      $ 13,117         $ 14,814
  Work in process                                      22,053           12,145
  Finished goods                                        7,028            4,444
                                                    ----------       ----------
                                                     $ 42,198         $ 31,403
                                                    ==========       ==========
Property, plant and equipment:
  Machinery and equipment                            $ 44,557         $ 28,233
  Buildings and improvements                           18,599           14,282
  Land and improvements                                 2,348            2,147
  Construction-in-progress                              1,181            1,759
                                                    ----------       ----------
                                                       66,685           46,421
  Less - accumulated depreciation                      15,553            9,708
                                                    ----------       ----------
                                                     $ 51,132         $ 36,713
                                                    ==========       ==========
Accrued liabilities:
  Accrued employee compensation and benefits         $ 11,860         $  6,030
  Taxes payable and related reserves                    4,321            5,120
  Product liability                                     1,558            1,711
  Other                                                12,247            9,663
                                                    ----------       ----------
                                                     $ 29,986         $ 22,524
                                                    ==========       ==========


Note 14 - Quarterly Financial Data (unaudited)

Summarized quarterly financial data for fiscal 1997, 1996 and 1995 appears below:

                               Net Sales                             Gross Profit
                   ----------------------------------     ----------------------------------
                     1997         1996         1995         1997         1996         1995
First quarter      $ 82,635     $ 44,788     $ 25,054     $ 22,765     $ 11,241     $  6,733
Second quarter      100,693       60,143       34,470       27,670       15,157        8,937
Third quarter       103,359       59,866       40,461       29,707       16,434        9,351
Fourth quarter      109,423       71,149       47,384       30,924       20,546       12,670
                   --------     --------     --------     --------     --------     --------
                   $396,110     $235,946     $147,369     $111,066     $ 63,378     $ 37,691
                   --------     --------     --------     --------     --------     --------

                                                                  Primary Earnings
                               Net Income                             Per Share
                   ----------------------------------     ----------------------------------
                      1997         1996         1995         1997         1996         1995
First quarter      $  4,549     $  2,226     $  1,263       $ .48        $ .25        $ .14
Second quarter        6,038        3,072        1,590         .58          .34          .18
Third quarter         7,216        3,396        1,977         .61          .38          .22
Fourth quarter        8,254        4,797        3,620         .70          .53          .40
                   --------     --------     --------
                   $ 26,057     $ 13,491     $  8,450
                   --------     --------     --------

The net income and primary earnings per share for the first quarter of fiscal 1997 include the effect of the extraordinary loss on the refinancing of debt as described in Note 4.

Note 15 - Segment Information

Worldwide operations data, as required by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," are listed below. Profitability of the Company's foreign operations by geographic area was determined based on ultimate sales to unaffiliated customers. Total Company profit was included in the geographic area of the entity transacting the final sale. Transfers between geographic areas are at prices established by agreement between the affected parties. The Company's foreign operations, as discussed in Note 3, were acquired in fiscal 1996 and are located in Canada and the United Kingdom.

                                             Domestic       Foreign        Eliminations       Consolidated
                                             --------       --------       ------------       ------------
For the fiscal year ended June 29, 1997:

  Net sales to unaffiliated customers        $384,619       $ 11,491         $    ---            $396,110

  Transfers between geographic areas              ---         16,473          (16,473)                ---
                                             --------       --------       ------------       ------------
  Total revenue                              $384,619       $ 27,964         $(16,473)           $396,110
                                             --------       --------       ------------       ------------
  Earnings from operations                   $ 51,334       $  5,365              ---            $ 56,699
                                             --------       --------       ------------       ------------
  Identifiable assets                        $351,104       $ 44,092              ---            $395,196
                                             --------       --------       ------------       ------------

For the fiscal year ended June 30, 1996:

  Net sales to unaffiliated customers        $217,380       $ 18,566         $    ---            $235,946

  Transfers between geographic areas              ---         10,723          (10,723)                ---
                                             --------       --------       ------------       ------------
  Total revenue                              $217,380       $ 29,289         $(10,723)           $235,946
                                             ========       ========       ============       ============
  Earnings from operations                   $ 24,327       $ 3,819          $   (213)           $ 27,933
                                             ========       ========       ============       ============
  Identifiable assets                        $192,383       $ 41,673         $   (213)           $233,843
                                             ========       ========       ============       ============

During fiscal 1997, 1996 and 1995, export revenues included in domestic net revenues to unaffiliated customers were approximately $108,756, $34,803 and $14,905, respectively.

The Company operates in two business segments, Special Machines (including the Automation Group and Packaging Group) and Components. The Special Machines segment designs and builds custom equipment, proprietary machines and integrated systems. The Components segment stamps and fabricates a range of standard and custom metal components.

Financial information by business segment is as follows:

                                                                                                          Depreciation
                                      Net sales to       Earnings                                              &
                                      unaffiliated         from         Identifiable       Capital        amortization
                                       customers        operations         assets        expenditures       expense
                                      ------------     ------------     ------------     ------------     ------------
Fiscal year ended June 29, 1997
  Special Machines                     $  348,648       $   56,787       $  357,337       $    7,424       $    8,891
  Components                               47,462            6,966           34,812            3,806            1,258
  Corporate                                   ---           (7,054)           3,047              620              904
                                      ------------     ------------     ------------     ------------     ------------
                                       $  396,110       $   56,699       $  395,196       $   11,850       $   11,053
                                      ============     ============     ============     ============     ============
Fiscal year ended June 30, 1996
   Special Machines                    $  193,884       $   26,557       $  203,210       $    6,145       $    4,683
   Components                              42,062            6,934           28,528            2,138            1,038
   Corporate                                  ---           (5,558)           2,105            1,966              395
                                      ------------     ------------     ------------     ------------     ------------
                                       $  235,946       $   27,933       $  233,843       $   10,249       $    6,116
                                      ============     ============     ============     ============     ============
Fiscal year ended June 25, 1995
   Special Machines                    $  112,170       $   13,857       $  135,328       $    4,127       $    3,452
   Components                              35,199            6,676           23,061            3,043              837
   Corporate                                  ---           (4,270)             874              548              272
                                      ------------     ------------     ------------     ------------     ------------
                                       $  147,369       $   16,263       $  159,263       $    7,718       $    4,561
                                      ============     ============     ============     ============     ============

Note 16 - Subsequent Events

On July 21, 1997, the Company replaced the Second Amended and Restated Credit Facilities Agreement and the foreign currency denominated term facility with a new $175,000 multi-currency revolving and term credit facility. The multi-currency facility provides a $10,000 Canadian term loan and a $165,000 revolving credit facility, which includes an approximate $80,000 sub-limit for multi-currency borrowings in Pounds Sterling and Deutsche Marks. Borrowings under the multi-currency facility will bear interest at floating rates based on the agent bank's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow and the ratings of DTI's corporate debt. The facility requires commitment fees of 0.125% to 0.25% per annum (as determined by the Company's ratio of funded debt to operating cash flow) payable quarterly on any unused portion of the multi-currency facility. The agreement is secured by the capital stock of each of the significant domestic subsidiaries and 65% of the capital stock of each significant foreign subsidiary of DTI. The agreement contains certain financial and other covenants and restrictions and matures in July 2002. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1997 of $1,200 attributable to the write-off of $2,000 of unamortized deferred financing fees, net of related $800 tax benefit.

On July 29, 1997, the Company completed the acquisition of the assets of Lucas Assembly and Test Systems (LATS), a division of LucasVarity plc of England. LATS is a designer and manufacturer of integrated assembly and testing systems for automotive OEMs and their tier-one suppliers with manufacturing facilities in the United States, the United Kingdom and Germany. The purchase price of approximately $49,000 was financed by borrowings under the new multi-currency credit facility. As part of LucasVarity plc, LATS recorded sales of approximately $112,000 for the year ended January 31, 1997. As the transaction occurred subsequent to the end of fiscal 1997, the balance sheet and results of operations of the LATS business (operated by DTI as the ATT business) are excluded from the fiscal 1997 consolidated balance sheet and results of operations of DTI. The pro forma effects of the LATS acquisition on the Company's fiscal 1997 financial position and results of operations are not material.

                       CORPORATE AND INVESTOR INFORMATION

COMMON STOCK INFORMATION

The Company's Common Stock trades on The Nasdaq National Market System under the symbol "DTII." As of August 29, 1997, the number of record holders of the Common Stock was 59. The following table sets forth, for the quarters indicated, the high and low sales prices for the Common Stock as reported by The Nasdaq Stock Market and the cash dividends per share declared during such periods.

                                                            Quarterly
                                 High           Low           Cash
                              Sale Price     Sale Price     Dividends
                              ----------     ----------     ---------
Fiscal 1997
  Fourth quarter               $ 37           $ 24 5/8       $ 0.02
  Third quarter                  38 1/4         25 1/2       $ 0.02
  Second quarter                 42 1/2         32 1/4       $ 0.02
  First quarter                  34 1/2         17 3/4       $ 0.02

Fiscal 1996
  Fourth quarter               $ 23 1/4       $ 18 1/4       $ 0.02
  Third quarter                  19             13           $ 0.02
  Second quarter                 14             12 3/4       $ 0.02
  First quarter                  14             10 1/2       $ 0.02


NOTICE OF ANNUAL MEETING

The annual meeting of stockholders of DT Industries, Inc. will be held Monday, November 10, 1997, 10:00 a.m., at the University Plaza Hotel, 333 John Q. Hammons Parkway, Springfield, Missouri 65804, (417) 864-7333.


INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP, St. Louis, Missouri.


LEGAL COUNSEL

Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C.


INVESTOR RELATIONS

The Financial Relations Board, Inc., Chicago, Illinois.


TRANSFER AND DIVIDEND DISBURSING AGENT

ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660.


FORM 10-K

A copy of the annual report on Form 10-K for the year ended June 29, 1997, as filed with the Securities and Exchange Commission, may be obtained by any stockholder of the company at no charge upon request in writing to: Bruce P. Erdel, DT Industries, Inc., Corporate Centre, Suite 2-300, 1949 E. Sunshine, Springfield, Missouri 65804.