Form 10-K, Exhibit 13
period 1998-06-28
DT INDUSTRIES INC
filed 1998-09-25
CIK 918999

Exhibit 13
                                       to
                              Report on Form 10-K
                                      for
                               Fiscal Year Ended
                                 June 28, 1998
                             by DT Industries, Inc.


          Excerpts from Annual Report to Shareholders for the fiscal year ended June 28, 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                        Fiscal Year Ended
                                               June 28,       June 29,       June 30,       June 25,       June 26,
(In thousands, except per share data)            1998           1997           1996           1995           1994
--------------------------------------------------------------------------------------------------------------------
Statement of operations data

   Net sales                                  $ 519,342      $ 396,110      $ 235,946      $ 147,369      $ 107,499

   Cost of sales                                380,126        285,044        172,568        109,678         79,555
                                              ----------     ----------     ----------     ----------     ----------
   Gross profit                                 139,216        111,066         63,378         37,691         27,944

   Selling, general and administrative           75,246         54,367         35,445         21,428         13,875
     expenses

   Loss on sale of assets of Knitting
     Elements division                            1,383          ---            ---            ---            ---
                                              ----------     ----------     ----------     ----------     ----------
   Operating income                              62,587         56,699         27,933         16,263         14,069

   Interest expense, net                          6,509         11,088          4,799          1,849          3,506

   Dividends on Company-obligated,
     mandatorily redeemable convertible
     preferred securities of subsidiary
     DT Capital Trust holding solely
     convertible junior subordinated
     debentures of the Company                    5,012            251          ---            ---            ---
                                              ----------     ----------     ----------     ----------     ----------
   Income before income taxes and
      extraordinary loss                         51,066         45,360         23,134         14,414         10,563

   Provision for income taxes                    20,182         18,979          9,643          5,964          4,570
                                              ----------     ----------     ----------     ----------     ----------
   Income before extraordinary loss              30,884         26,381         13,491          8,450          5,993

   Extraordinary loss, net(1)                     1,200            324          ---            ---              179
                                              ----------     ----------     ----------     ----------     ----------
   Net income                                 $  29,684      $  26,057      $  13,491      $   8,450      $   5,814
                                              ==========     ==========     ==========     ==========     ==========
   Diluted earnings per common share
   before extraordinary loss                  $    2.49      $    2.41      $    1.50      $    0.94      $    1.10
                                              ==========     ==========     ==========     ==========     ==========
   Diluted earnings per common share          $    2.40      $    2.38      $    1.50      $    0.94      $    1.07
                                              ==========     ==========     ==========     ==========     ==========
   Diluted weighted average common shares
     outstanding                                 13,621         11,022          9,001          9,000          5,458
                                              ==========     ==========     ==========     ==========     ==========
Balance sheet data

   Working capital                            $ 108,440      $  90,981      $  26,161      $  16,791      $   8,846

   Total assets                                 406,002        395,196        233,843        159,263         97,628

   Total debt                                    90,011         48,505         79,327         37,353            432

   Company-obligated, mandatorily redeemable
     convertible preferred securities of
     subsidiary DT Capital Trust holding
     solely convertible junior subordinated
     debentures of the Company                   70,000         70,000          ---            ---            ---

   Stockholders' equity                         190,059        185,267         87,884         75,020         67,234

1 Reflects costs incurred of $2,000, less applicable income tax benefits of $800 in the fiscal year ended June 28, 1998, costs incurred of $540, less applicable income tax benefits of $216 in the fiscal year ended June 29, 1997, and costs incurred of $314, less applicable income tax benefits of $135 in the fiscal year ended June 26, 1994, related to the extinguishment and refinancing of debt by the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    OVERVIEW

     DT Industries, Inc. (DTI or the Company) was formed through a series of acquisitions beginning with the initial acquisitions of Detroit Tool Group, Inc. and the Peer Division of Teledyne, Inc. in 1992. Subsequent to those transactions, the Company or its subsidiaries completed a number of acquisitions for the Special Machines and Components segments. The acquisitions are elements of a strategic plan to acquire companies with proprietary products and manufacturing capabilities which have strong market and technological positions in the niche markets they serve and to further the Company's goal of providing customers a full range of integrated automated systems. The Company believes that emphasis on complementary acquisitions of companies serving target markets has allowed it to broaden its product offerings and to provide customers a single source for complete integrated automation systems. The acquisitions have expanded the Company's base of customers and markets, creating greater opportunities for cross-selling among the various divisions of the Company.

     The Company has made the following acquisitions in the past three years which affected the results of operations:

     August 1995               H. G. Kalish Inc. (Kalish)
     September 1995            Arrow Precision Elements, Inc. (Arrow)
     November 1995             Swiftpack Automation Ltd. (Swiftpack)
     January 1996              Assembly Machines, Inc. (AMI)
     July 1996                 Mid-West Automation Enterprises, Inc. (Mid-West)
     September 1996            Hansford Manufacturing Corporation (Hansford)
     July 1997                 Lucas Assembly and Test Systems (LATS),
                               renamed Assembly Technology & Test (ATT)

     In August 1998, after the close of fiscal 1998, the Company completed the acquisition of certain of the net assets of Scheu & Kniss, Inc. for approximately $10.2 million. Scheu & Kniss, located in Louisville, Kentucky, is a manufacturer of tablet press replacement parts and rebuild services serving primarily the pharmaceutical, nutritional, battery and confectionery industries. Annualized sales of Scheu & Kniss approximate $7.5 million.

     For a better understanding of the significant factors that influenced the Company's performance during the past three years, the following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report.

     The Company operates in two business segments: Special Machines, including the Automation and Packaging Groups, and Components. The Special Machines segment designs and builds integrated automation systems, custom equipment and proprietary machines which assemble, test or package industrial and consumer products. The Components segment stamps and fabricates a range of standard and custom metal components for the transportation, agricultural equipment, appliance, heavy equipment, and electrical industries. The Knitting Elements division of the Components segment, including Arrow Precision Elements, Inc. noted previously, was sold in May 1998.

     Due to the significant acquisitions in recent years by the Special Machines segment and the sale of the Knitting Elements division, as of and for the fiscal year ended June 28, 1998, the Components segment has become less significant to the Company as a whole and no longer qualifies for separate disclosure as specified by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The Company has included certain separate disclosures for the Components segment in the fiscal 1998 consolidated financial statements to enhance comparability with prior periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Set forth below is certain financial data relating to each business segment (in thousands):

                                                 Fiscal Year Ended
                                        June 28,       June 29,       June 30,
                                          1998           1997           1996
                                      ----------     ----------     ----------
Net sales

   Special Machines
      DTI Automation                  $ 355,052      $ 248,213      $ 106,217
      DTI Packaging                     116,803        100,435         87,667
                                      ----------     ----------     ----------
         Total Special Machines         471,855        348,648        193,884

   Components                            47,487         47,462         42,062
                                      ----------     ----------     ----------
      Total                           $ 519,342      $ 396,110      $ 235,946
                                      ==========     ==========     ==========
Gross profit

   Special Machines                   $ 130,714      $ 100,215      $  53,299
      Gross margin                        27.7%          28.7%          27.5%

   Components                             8,502         10,851         10,079
      Gross margin                        17.9%          22.9%          24.0%
                                      ----------     ----------     ----------
         Total gross profit           $ 139,216      $ 111,066      $  63,378
         Total gross margin               26.8%          28.0%          26.9%
                                      ==========     ==========     ==========
Operating income

   Special Machines                   $  68,237      $  56,787      $  26,557
      Operating margin                    14.5%          16.3%          13.7%

   Components                             3,391          6,966          6,934
      Operating margin                     7.1%          14.7%          16.5%

   Corporate                             (9,041)        (7,054)        (5,558)
                                      ----------     ----------     ----------
         Total operating income       $  62,587      $  56,699      $  27,933
         Total operating margin           12.1%          14.3%          11.8%
                                      ==========     ==========     ==========
Depreciation and amortization expense

   Special Machines                   $  11,507      $   8,891      $   4,683
   Components                             1,491          1,258          1,038
   Corporate                                752            904            395
                                      ----------     ----------     ----------
      Total                           $  13,750      $  11,053      $   6,116
                                      ==========     ==========     ==========
Capital expenditures

   Special Machines                   $  12,754      $   7,424      $   6,145
   Components                             3,459          3,806          2,138
   Corporate                              1,101            620          1,966
                                      ----------     ----------     ----------
      Total                           $  17,314      $  11,850      $  10,249
                                      ==========     ==========     ==========
Identifiable assets

   Special Machines                   $ 428,039      $ 357,337      $ 203,210
   Components                            25,170         34,812         28,528
   Corporate                              6,793          3,047          2,105
                                      ----------     ----------     ----------
      Total                           $ 460,002      $ 395,196      $ 233,843
                                      ==========     ==========     ==========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Gross margin of the Special Machines segment may vary from year to year as a result of the variations in profitability of contracts for large orders of automated production systems or special machines. In addition, changes in the product mix in a given period affect gross margin for the Special Machines segment. The Special Machines segment's gross and operating margins were expected to be lower in fiscal 1998 as a result of the acquisition of ATT in July 1997. ATT's historical margins have been lower than the Special Machines segment's historical margins.

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


RESULTS OF OPERATIONS

     The following table sets forth, for the periods  indicated,  the percentage
of  net  sales   represented  by  certain  items   reflected  in  the  Company's
consolidated statement of operations:

                                                                  Fiscal Year Ended
                                                         June 28,       June 29,       June 30,
                                                           1998           1997           1996
                                                       ----------     ----------     ----------
Net sales                                                 100.0%         100.0%         100.0%

Cost of sales                                              73.2           72.0           73.1
                                                       ----------     ----------     ----------
Gross profit                                               26.8           28.0           26.9

Selling, general and administrative expenses               14.5           13.7           15.1

Loss on sale of assets of Knitting Elements
   division                                                 0.2            ---            ---
                                                       ----------     ----------     ----------
Operating income                                           12.1           14.3           11.8

Interest expense                                            1.3            2.8            2.0

Dividends on Company-obligated, mandatorily
   redeemable convertible preferred securities
   of subsidiary DT Capital Trust holding solely
   convertible junior subordinated debentures
   of the Company                                           1.0            0.1            ---
                                                       ----------     ----------     ----------
Income before provision for income taxes
   and extraordinary loss                                   9.8           11.4            9.8

Provision for income taxes                                  3.9            4.8            4.1
                                                       ----------     ----------     ----------
Income before extraordinary loss                            5.9            6.6            5.7

Extraordinary loss on debt refinancing                      0.2            0.1            ---
                                                       ----------     ----------     ----------
Net income                                                  5.7%           6.5%           5.7%
                                                       ==========     ==========     ==========

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                       FISCAL 1998 COMPARED TO FISCAL 1997

NET SALES

     Consolidated net sales increased $123.2 million, or 31.1%, to $519.3 million for the year ended June 28, 1998, from $396.1 million for the year ended June 29, 1997. Of the $123.2 million increase in sales, $107.4 million was due to the incremental sales of recently acquired businesses offset by the reduction in sales from the disposition of the Knitting Elements division, with the remaining $15.8 million, or 4.0%, relating to increased sales from existing businesses. Recently acquired businesses include Hansford in September 1996 and ATT in July 1997.

     Sales by the Special Machines segment increased $123.2 million while sales by the Components segment were substantially equal to fiscal 1997 at $47.5 million. The increase in sales by the Special Machines segment was due to an increase in sales from existing businesses of $14.3 million, or 4.1%, over the year ended June 29, 1997, and $108.9 million in incremental sales from recently acquired businesses. Special Machines segment sales from existing businesses increased due to the growth occurring in sales of packaging systems, including thermoforming and extrusion systems and liquid and tablet packaging lines. Sales of automated assembly and test systems were down slightly from the prior year reflecting lower sales of assembly systems to certain customers in the electronics industry partially offset by the growth in sales of welding systems, custom build-to-print machines and sales of systems to customers in the automotive industry. The Components segment sales were unchanged from the prior year reflecting growth in sales of parts to customers in the transportation and agricultural equipment industries offset by reduced sales of the Knitting Elements business which was sold in May 1998.


GROSS PROFIT

     Gross profit increased $28.1 million, or 25.3%, to $139.2 million for the year ended June 28, 1998, from $111.1 million for the year ended June 29, 1997, as a result of the sales increases discussed above. The gross margin decreased to 26.8% from 28.0%, primarily as a result of acquired businesses. Gross margin exclusive of acquired operations decreased to 27.7%, primarily reflecting the decline in the gross margin of the Components segment. The Components segment's gross margin continues to remain below historical levels as a result of production inefficiencies. The Company believes it has taken steps to bolster operating management and implement systems and processes to improve productivity and profitability.


SELLING, GENERAL AND ADMINISTRATIVE (SG&A) EXPENSES

     SG&A expenses increased $20.8 million, or 38.4%, to $75.2 million for the year ended June 28, 1998, from $54.4 million for the year ended June 29, 1997. The increase was primarily due to recently acquired businesses, with the remaining increase the result of personnel additions, increased costs related to compensation and incentive programs, professional fees, commissions and travel costs, most of which related to the overall growth of the Company. The additional professional fees pertained to the selection of the core business system and various tax and human resource consulting projects. As a percentage of consolidated net sales, SG&A expenses increased to 14.5% from 13.7%.


LOSS ON THE SALE OF ASSETS OF KNITTING ELEMENTS DIVISION

     On May 1, 1998, the Company sold substantially all of the assets of its non-core Knitting Elements division for $9.4 million. DTI incurred a non-recurring, non-cash operating charge of $1.4 million related to the sale. The loss, net of the estimated tax benefit, lowered diluted earnings per share by $0.06.


OPERATING INCOME

     Operating income increased $5.9 million, or 10.4%, to $62.6 million for the year ended June 28, 1998, from $56.7 million for the year ended June 29, 1997, as a result of the factors noted above. Excluding the Knitting Elements divestiture, the operating margin decreased to 12.3% from 14.3% in the prior year as a result of the lower operating margins of recently acquired businesses and factors discussed above.


INTEREST EXPENSE

     Interest expense decreased to $6.5 million for the year ended June 28, 1998, from $11.1 million for the year ended June 29, 1997. The decrease in interest expense is the result of the public offering of common

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

stock in November 1996, the Convertible Preferred Securities (as defined below) offering in June 1997 and operating cash flow in fiscal 1998 which allowed the Company to retire debt.


DIVIDENDS ON COMPANY-OBLIGATED, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY DT CAPITAL TRUST

     Dividends on the Company-obligated, mandatorily redeemable convertible preferred securities of subsidiary DT Capital Trust holding solely the Company's convertible subordinated debentures (Convertible Preferred Securities) were $5.0 million for the fiscal year ended June 28, 1998, and $0.3 million for the fiscal year ended June 29, 1997. The Convertible Preferred Securities offering was completed in June 1997.


INCOME TAXES

     Provision for income taxes increased to $20.2 million for the year ended June 28, 1998, from $19.0 million for the year ended June 29, 1997, reflecting an effective tax rate of approximately 39.5% and 41.8% for each period, respectively. This rate differs from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization on certain acquisitions. The decrease in the effective tax rate in fiscal 1998 primarily reflects the effect of lower state taxes.


NET INCOME, EXTRAORDINARY LOSSES AND EARNINGS PER SHARE

     Income before extraordinary loss increased to $30.9 million for the year ended June 28, 1998, from $26.4 million for the year ended June 29, 1997 as a result of the factors noted above. Due to the extinguishments and refinancings of debt in fiscal 1998 and 1997, the Company recognized extraordinary losses of $1.2 million, or $0.10 per share, in July 1997 attributable to the write-off of $2.0 million unamortized deferred financing fees, less applicable income tax benefits of $0.8 million and $0.3 million, or $0.03 per share, in July 1996 attributable to the write-off of $0.5 million unamortized deferred financing fees, less applicable income benefits of $0.2 million. As a result, net income was $29.7 million for the year ended June 28, 1998, versus $26.1 million for the year ended June 29, 1997.

     Diluted earnings per common share before the extraordinary losses and after the loss on the sale of assets of the Knitting Elements division in fiscal 1998 were $2.49 for the year ended June 28, 1998, versus $2.41 for the year ended June 29, 1997. After the extraordinary losses, diluted earnings per common share were $2.40 and $2.38 for the years ended June 28, 1998, and June 29, 1997, respectively. On a diluted basis, weighted average common shares and dilutive potential common shares outstanding for the year ended June 28, 1998, were 13.6 million versus 11.0 million for the year ended June 29, 1997. The increase in weighted average common and dilutive potential common shares outstanding reflects the 2.25 million shares of common stock issued in a public offering in November 1996 and the assumed conversion of the Convertible Preferred Securities.

     Basic earnings per common share before the extraordinary losses were $2.73 for the year ended June 28, 1998, versus $2.55 for the year ended June 29, 1997. After the extraordinary losses, basic earnings per common share were $2.63 and $2.52 for the years ended June 28, 1998, and June 29, 1997, respectively. The basic weighted average common shares outstanding for the year ended June 28, 1998 were 11.3 million versus 10.3 million for the year ended June 29, 1997. The increase is primarily the result of the 2.25 million shares of common stock issued in a public offering in November 1996. Prior year earnings per common share and weighted average common and dilutive potential common shares outstanding have been restated to reflect Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                       FISCAL 1997 COMPARED TO FISCAL 1996

NET SALES

     Consolidated net sales increased $160.2 million, or 67.9%, to $396.1 million for the year ended June 29, 1997, from $235.9 million for the year ended June 30, 1996. Of the $160.2 million increase in sales, $139.3 million was due to the incremental sales of recently acquired businesses, with the remaining $20.9 million, or 8.8%, relating to increased sales from existing businesses. Recently acquired businesses included Kalish in August 1995, Arrow in September 1995, Swiftpack in November 1995, AMI in January 1996, Mid-West in July 1996 and Hansford in September 1996.

     Sales by the Special Machines segment increased $154.8 million and sales by the Components segment increased $5.4 million. The increase in sales by the Special Machines segment was due to an increase in sales from existing businesses of $16.7 million, or 8.6%, over the year ended June 30, 1996, and $138.1 million in incremental sales from recently acquired businesses. Sales from existing businesses were up due to the strong growth occurring in assembly systems, welding systems, foam extrusion equipment and liquid and tablet packaging systems. The increases in sales of assembly and welding systems reflects international expansion by certain customers and DTI's increased penetration into new markets. Foam extrusion equipment sales have grown significantly, led by a strong international market. The growth in sales of assembly, welding, foam extrusion and packaging systems was partially offset by a decrease in sales of custom build-to-print machines. The increase in sales by the Components segments was due to an increase in sales from existing businesses of $4.2 million, or 9.9%, over the year ended June 30, 1996, and $1.2 million in incremental sales relating to the Arrow acquisition. The increase in sales of the Components segment is a result of the sales increases to a significant customer in the agricultural equipment industry and sales to new customers in new markets. These gains offset the substantial decline in sales to customers in the transportation industry as a result of the trucking industry downturn.


GROSS PROFIT

     Gross profit increased $47.7 million, or 75.2%, to $111.1 million for the year ended June 29, 1997, from $63.4 million for the year ended June 30, 1996, as a result of the sales increases discussed above and gross profit margin improvement. The gross margin increased to 28.0% from 26.9%. Gross margin exclusive of acquired operations increased to 27.7% reflecting a more favorable product mix within the Special Machines segment. The Components segment gross margin decreased to 22.9% from 24.0% primarily due to decreased productivity resulting from the increase in new business and the related start up costs.


SG&A EXPENSES

     SG&A expenses increased $19.0 million, or 53.4%, to $54.4 million for the year ended June 29, 1997, from $35.4 million for the year ended June 30, 1996. The increase was primarily due to recently acquired businesses, with the remaining increase the result of personnel additions, increased costs related to compensation and incentive programs, consulting fees and increased travel and marketing costs, most of which related to the overall growth of the Company and the development of group operating structures and systems. As a percentage of consolidated net sales, SG&A expenses decreased to 13.7% from 15.1%. The percentage decrease resulted primarily from lower SG&A expenses as a percentage of sales associated with recently acquired businesses.


OPERATING INCOME

     Operating income increased $28.8 million, or 103.0%, to $56.7 million for the year ended June 29, 1997, from $27.9 million for the year ended June 30, 1996, as a result of the factors noted above. The operating margin increased to 14.3% from 11.8% in the prior year.


INTEREST EXPENSE

     Interest expense increased to $11.1 million for the year ended June 29, 1997, from $4.8 million for the year ended June 30, 1996. The increase in interest expense resulted primarily from the increase in the debt level of the Company to finance recent acquisitions and meet working capital requirements partially offset

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

by the net proceeds of an offering of common stock in November 1996. The Company's sale of Convertible Preferred Securities had little effect on interest expense for fiscal 1997 as that offering was not completed until June 1997.


DIVIDENDS ON COMPANY-OBLIGATED, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES OF SUBSIDIARY DT CAPITAL TRUST

     Dividends on the Convertible Preferred Securities were $0.3 million for the fiscal year ended June 29, 1997. The Convertible Preferred Securities offering was completed in June 1997.


INCOME TAXES

     Provision for income taxes increased to $19.0 million for the year ended June 29, 1997, from $9.6 million for the year ended June 30, 1996, reflecting an effective tax rate of approximately 42% for each period. This rate differs from statutory rates due to permanent differences primarily related to non-deductible goodwill amortization on certain acquisitions.


NET INCOME, EXTRAORDINARY LOSSES AND EARNINGS PER SHARE

     Income before extraordinary loss increased to $26.4 million for the year ended June 29, 1997, from $13.5 million for the year ended June 30, 1996, as a result of the factors noted above. The Company recognized an extraordinary loss of $0.3 million, or $0.03 per share, attributable to the write-off of $0.5 million unamortized deferred financing fees, net of related $0.2 million tax benefit, due to the extinguishment and refinancing of the Company's debt in July 1996. As a result, net income was $26.1 million for the year ended June 29, 1997.

     Diluted earnings per common share before the extraordinary loss were $2.41 for the year ended June 29, 1997, versus $1.50 for the year ended June 30, 1996. On a diluted basis, weighted average common shares and dilutive potential common shares outstanding for the year ended June 29, 1997, were 11.0 million versus
9.0 million for the year ended June 30, 1996. The increase is a result of the issuance of common stock in November 1996 and the dilutive effect of certain common stock equivalents, including stock options and the estimated contingent shares which may be issuable in conjunction with the Kalish acquisition.

     Basic earnings per common share before the extraordinary loss were $2.55 for the year ended June 29, 1997, versus $1.50 for the year ended June 30, 1996. After the extraordinary loss, basic earnings per common share were $2.52 and $1.50 for the years ended June 29, 1997 and June 30, 1996 respectively. The basic weighted average common shares outstanding for the year ended June 29, 1997, were 10.3 million versus 9.0 million for the year ended June 30, 1996. The increase is a result of the issuance of common stock in a public offering in November 1996.


LIQUIDITY AND CAPITAL RESOURCES

     During fiscal 1998, net cash provided by operating activities was approximately $43.8 million. During fiscal 1997, net cash used by operating activities was approximately $0.7 million. During fiscal 1996, net cash provided by operating activities was approximately $15.1 million. Net income plus non-cash operating charges provided $46.8 million, $40.1 million and $20.7 million of operating cash flow in fiscal 1998, 1997 and 1996, respectively.

     For the fiscal year ended June 28, 1998, net increases in working capital balances used operating cash of $3.0 million. The increase in working capital from June 29, 1997 reflects the growth in the packaging systems businesses, primarily contributing to an increase in inventory and costs and earnings in excess of amounts billed. These increases were partially offset by the lower level of manufacturing activity related to certain electronics customers, contributing to the overall decrease in accounts receivable.

     In fiscal 1997, working capital balances increased $40.8 million primarily due to a $26.5 million increase in accounts receivable and a $7.2 million increase in inventory. These increases were driven by the increased level of manufacturing activity in the Special Machines segment and a trend toward larger dollar value and longer lead time projects as well as the strong level of shipments in the final months of the year.

     In fiscal 1996, working capital balances increased $5.6 million primarily due to the increased investment in current assets as a result of the increased sales and backlog, a decrease in customer advances due to

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

unusually large advances at June 25, 1995, and large deposits to certain suppliers at June 30, 1996.

     Working capital balances can fluctuate significantly between periods as a result of the significant costs incurred on individual contracts and the relatively large amounts invoiced and collected by the Company for a number of large contracts, and the amounts and timing of customer advances or progress payments associated with certain contracts.

     The generation of $43.8 million of cash from operations during fiscal 1998 was combined with additional net borrowings on the revolving credit agreements of $40.8 million and the proceeds from the sale of assets of the Knitting Elements division of $9.4 million to provide funding for the acquisition of ATT for $46.7 million, capital expenditures of $17.3 million and the repurchase of
0.9 million shares of the Company's common stock for $24.4 million. The Company completed the repurchase of an aggregate 1 million shares of common stock in July 1998 at a total cost of $27.5 million. In August 1998, the Company's Board of Directors authorized purchases of up to 1 million additional shares of the Company's common stock. The repurchased shares will be used primarily for employee stock option programs.

     On July 21, 1997, the Company replaced the Second Amended and Restated Credit Facilities Agreement and the foreign currency denominated term facility then outstanding with a new $175 million multi-currency revolving and term credit facility. The multi-currency facility provides a $10 million Canadian term loan and a $165 million revolving credit facility, which includes an approximate $80 million sub-limit for multi-currency borrowings in Pounds Sterling and Deutsche Marks. At June 28, 1998, the Company had borrowed $88.4 million under the multi-currency credit facility. Borrowings under the multi-currency facility bear interest at floating rates based on the agent bank's base rate or LIBOR (at the option of DTI) plus a specified percentage based on the ratio of funded debt to operating cash flow and the ratings of DTI's corporate debt. At June 28, 1998, interest rates on the multi-currency credit facility ranged from 4.1% to 8.5%. The agreement is secured by the capital stock of each of the significant domestic subsidiaries and 65% of the capital stock of each significant foreign subsidiary of DTI. The agreement contains certain financial and other covenants and restrictions and matures in July 2002. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1997 of $1.2 million attributable to the write-off of $2.0 million of unamortized deferred financing fees, net of related $0.8 million tax benefit.

     The Company also maintains revolving credit facilities of approximately $3.0 million through its foreign subsidiaries. At June 28, 1998, total outstanding indebtedness under such facilities was approximately $1.4 million.

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

     During fiscal 1997, the Company also completed the public offering of 2.25 million shares of its common stock at a price to the public of $34.50 per share, raising $73.5 million after deducting issuance costs. The proceeds

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

received by the Company from the offering were used to reduce indebtedness.

     In August 1998, the Company completed the acquisition of the assets of Scheu & Kniss, Inc., a Louisville, Kentucky-based manufacturer of tablet press replacement parts and rebuild services serving primarily the pharmaceutical, nutritional, battery and confectionery industries. The purchase price of approximately $10.2 million was primarily financed by borrowings under the Company's revolving credit facility. Annualized sales of Scheu & Kniss approximate $7.5 million. As the transaction occurred subsequent to the end of fiscal 1998, the balance sheet and results of operations of Scheu & Kniss are excluded from the fiscal 1998 consolidated balance sheet and results of operations of DTI. The pro forma effects of the Scheu & Kniss acquisition on the Company's fiscal 1998 financial position and results of operations are not material.

     Capital expenditures were $17.3 million in fiscal 1998. Management anticipates that capital expenditures for fiscal 1999 will range from approximately $20 million to $25 million. This includes recurring replacement or refurbishment of machinery and equipment and purchases to improve production methods or processes or to expand manufacturing capabilities. Incremental capital expenditures in fiscal 1999 are expected to include the purchase and expansion of a previously leased packaging facility for approximately $7 million and expected second year costs of approximately $7 million related to the continued implementation of an integrated financial and operations core business system. Implementation of the core business system across the Company's operating units is expected to be substantially completed by the end of fiscal 2001. Funding for capital expenditures is expected to be provided by cash from operating activities and through the Company's credit facilities.

     The Company paid quarterly cash dividends of $0.02 per share on September 15, 1997, December 15, 1997, March 14, 1998 and June 15, 1998, to stockholders of record on September 2, 1997, November 28, 1997, February 27, 1998, and May 29, 1998, respectively.

     Based on its ability to generate funds from operations and the availability of funds under its current credit facilities, the Company believes it will have sufficient funds available to meet its currently anticipated operating and capital expenditure requirements.


BACKLOG

     The Company's backlog is based upon customer purchase orders the Company believes are firm. As of June 28, 1998, the Company had $224.8 million of orders in backlog, which compares to a backlog of approximately $175.5 million as of June 29, 1997. The acquisition of ATT increased the backlog $69.3 million at June 28, 1998, in comparison to June 29, 1997. Excluding the effect of this acquisition, backlog would have been $155.5 million at June 28, 1998, a decrease of $20.0 million, or 11.4%, from a year ago.

     The backlog for the Special Machines segment at June 28, 1998, was $219.2 million, an increase of $51.2 million from a year ago. Excluding the effect of the ATT acquisition, the Special Machines backlog decreased $18.1 million or 10.7%. This decrease is primarily the result of the drop in orders with certain electronics customers. Backlog for the Components segment was $5.6 million at June 28, 1998, a decrease of $1.9 million, or 25.3%, from the $7.5 million backlog a year ago. The lower Components segment backlog is a result of the Company's efforts to discontinue production of various low margin parts coupled with the sale of the Knitting Elements division.

     The level of backlog at any particular time is not necessarily indicative of the future operating performance of the Company. Additionally, certain purchase orders are subject to cancellation by the customer upon notification. Certain orders are also subject to delays in completion and shipment at the request of the customer. The Company believes most of the orders in the backlog will be recognized as sales during fiscal 1999.


OUTLOOK

     Fiscal 1998 orders for the Special Machines segment were affected by lesser demand from certain significant customers in the electronics industry, a trend that is expected to continue into fiscal 1999. Additionally, certain significant agricultural equipment customers within the Components segment are forecasting a decrease in orders for certain parts, resulting in the expectation of lower revenues in the first half of fiscal

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

1999. The combination of softness in backlog and the expected softness in order opportunities in the near term for these significant customers is expected to result in lower first half revenues for fiscal 1999.


FOREIGN OPERATIONS

     The Company's primary foreign operations are conducted through its subsidiaries in Canada, the United Kingdom and Germany. The functional currencies of these subsidiaries are the currencies native to the specific country in which the subsidiary is located. Foreign operations accounted for approximately 18%, 7% and 12% of the Company's net sales and approximately 20%, 9% and 14% of the Company's earnings from operations in fiscal 1998, 1997 and 1996, respectively.


MARKET RISK

     In the ordinary course of business, the Company is exposed to foreign currency and interest rate risks. These exposures primarily relate to having investments in assets denominated in foreign currencies and to changes in interest rates. Fluctuations in currency exchange rates can impact operating results, including net sales and operating expenses. The Company hedges certain of its foreign currency exposure by borrowing in the local functional currency in countries where the Company has significant assets denominated in foreign currencies. Such borrowings include Pounds Sterling, Canadian dollars and Deutsche Marks in the United Kingdom, Canada and Germany, respectively (see Liquidity and Capital Resources). The Company may utilize derivative financial instruments, including forward exchange contracts and swap agreements to manage certain of its foreign currency and interest rate risks that it considers practical to do so. The Company holds no material derivative financial instruments at June 28, 1998. The Company does not enter into derivative financial instruments for trading purposes. Market risks that the Company currently has elected not to hedge primarily relate to its floating-rate debt.


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


NEW ACCOUNTING PRONOUNCEMENT

     In June 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). The statement requires that the Company report certain information if specific requirements are met about operating segments of the Company including information about services, geographic areas of operation and major customers. SFAS 131 is effective for years beginning after December 15, 1997. The Company is reviewing the applicability of SFAS 131 on its future reporting requirements.


YEAR 2000 COMPLIANCE

     The Company utilizes software and related computer technologies essential to its operations and to certain products that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. The Company has established a plan, utilizing internal resources, to assess the potential impact of the year 2000 on the Company's systems and operations and to implement solutions to address this issue. The Company is presently in the assessment phase of its

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

year 2000 plan which includes surveying the Company's suppliers, vendors and service providers for year 2000 compliance. The Company expects to complete the assessment phase by November 1998. The Company's plan for remediation includes a combination of repair and replacement of affected systems. For substantially all of the Company's internal systems, this remediation is an incidental consequence of the ongoing implementation of a new integrated core business system. The Company expects the remediation phase to be completed by June 1999 and for testing to be conducted in July 1999. The Company expects that all critical systems will be year 2000 compliant by July 31, 1999. As the Company is presently in the assessment phase of its year 2000 plan, the costs of remediation cannot be quantified at this time. The cost of implementation of an integrated core business system which is year 2000 compliant has been included in the Company's capital expenditures plan. The Company is dependent upon various third parties, including certain product suppliers, to conduct its business operations. The failure of mission-critical third parties to achieve year 2000 compliance could have a material effect on the Company's operations. The Company is diligently quantifying issues and developing contingency sources to mitigate the risks associated with interruptions in its supply chain due to year 2000 problems. The Company plans to develop a contingency plan by March 1999 in the event its systems or its mission-critical vendors do not achieve year 2000 compliance. However, there can be no assurance that the Company will not experience unanticipated costs and/or business interruptions due to year 2000 problems in its internal systems, its supply chain or from customer product migration issues, or that such costs and/or interruptions will not have a material adverse effect on the Company's consolidated results of operation.


CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

     Certain information contained in this report, particularly the information appearing in the Letter to Shareholders and in this section under the headings "Results of Operations," "Liquidity and Capital Resources," "Backlog," "Outlook," "Market Risk" and "Year 2000 Compliance" includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities," "growth potential," "objectives" and "goals," the words "anticipate," "believe," "estimate," "expect," and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems and possible future acquisitions that may not be complementary or additive. Additional information regarding certain important factors that could cause actual results of operations or outcomes of other events to differ materially from any such forward-looking statement appears elsewhere herein, including under the heading "Seasonality and Fluctuations in Quarterly Results."

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

     The consolidated financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants. As part of their audit of the Company's fiscal 1998 consolidated financial statements, PricewaterhouseCoopers LLP considered the Company's system of internal control to the extent they deemed necessary to determine the nature, timing and extent of their audit tests.

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


/s/ Bruce P. Erdel

Bruce P. Erdel
Senior Vice President, Finance and Administration




                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of DT Industries, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of DT Industries, Inc. and its subsidiaries at June 28, 1998, and June 29, 1997, and the results of their operations and their cash flows for each of the three fiscal years in the period ended June 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
August 5, 1998

                        CONSOLIDATED FINANCIAL STATEMENTS

                           CONSOLIDATED BALANCE SHEETS


                                                   June 28,       June 29,
(In thousands, except share and per share data)      1998           1997
---------------------------------------------------------------------------
Assets

   Current assets:
      Cash                                        $   6,915      $   2,821
      Accounts receivable, net                       75,634         68,538
      Costs and estimated earnings in
        excess of amounts billed ($187,221
        and $78,900, respectively) on
        uncompleted contracts                        66,910         51,643
      Inventories, net                               48,755         42,198
      Prepaid expenses and other                      8,931          7,051
                                                  ----------     ----------
          Total current assets                      207,145        172,251

   Property, plant and equipment, net                69,183         51,132

   Goodwill, net                                    177,578        168,401

   Other assets, net                                  6,096          3,412
                                                  ----------     ----------
                                                  $ 460,002      $ 395,196
                                                  ==========     ==========
Liabilities and stockholders' equity

   Current liabilities:
      Current portion of long-term debt           $      55      $   1,527
      Accounts payable                               33,627         31,353
      Customer advances                              13,573         11,232
      Billings in excess of costs and
         estimated earnings ($87,703
         and $36,073, respectively) on
         uncompleted contracts                        8,218          7,172
      Accrued liabilities                            43,232         29,986
                                                  ----------     ----------
         Total current liabilities                   98,705         81,270
                                                  ----------     ----------
   Long-term debt                                    89,956         46,978

   Deferred income taxes                              7,827          6,435

   Other long-term liabilities                        3,455          5,246
                                                  ----------     ----------
                                                    101,238         58,659
                                                  ----------     ----------
   Commitments and contingencies (Notes 3 and 10)

   Company-obligated, mandatorily redeemable
      convertible preferred securities of
      subsidiary DT Capital Trust holding
      solely convertible junior subordinated
      debentures of the Company                      70,000         70,000
                                                  ----------     ----------
   Stockholders' equity:

      Preferred stock, $.01 par value;
         1,500,000 shares authorized;
         no shares issued and outstanding

      Common stock, $.01 par value;
         100,000,000 shares authorized;
         10,502,762 and 11,300,875 shares
         issued and outstanding, respectively           113            113

      Additional paid-in capital                    134,608        133,370

      Retained earnings                              80,561         51,784

   Cumulative translation adjustment                   (778)          ---

   Less -
     Treasury stock (873,000 shares), at cost       (24,445)          ---
                                                  ----------     ----------
     Total stockholders' equity                     190,059        185,267
                                                  ----------     ----------
                                                  $ 460,002      $ 395,196
                                                  ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

                        CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                  Fiscal Year Ended
                                                         June 28,       June 29,       June 30,
(In thousands, except share and per share data)            1998           1997           1996
-----------------------------------------------------------------------------------------------
Net sales                                              $ 519,342      $ 396,110      $ 235,946

Cost of sales                                            380,126        285,044        172,568
                                                       ----------     ----------     ----------
Gross profit                                             139,216        111,066         63,378

Selling, general and administrative expenses              75,246         54,367         35,445

Loss on sale of assets of Knitting Elements
   division (Note 3)                                       1,383           ---            ---
                                                       ----------     ----------     ----------
Operating income                                          62,587         56,699         27,933

Interest expense, net                                      6,509         11,088          4,799

Dividends on Company-obligated, mandatorily
   redeemable convertible preferred securities
   of subsidiary DT Capital Trust holding
   solely convertible junior subordinated
   debentures of the Company, at 7.16% per
   annum                                                   5,012            251            --
                                                       ----------     ----------     ----------
Income before provision for income taxes
   and extraordinary loss                                 51,066         45,360         23,134

Provision for income taxes                                20,182         18,979          9,643
                                                       ----------     ----------     ----------

Income before extraordinary loss                          30,884         26,381         13,491

Extraordinary loss on debt refinancing, net of income
tax benefits of $800 and $216, respectively                1,200            324           ---
                                                       ----------     ----------     ----------
Net income                                             $  29,684      $  26,057      $  13,491
                                                       ==========     ==========     ==========

Basic earnings per common share:

    Income before extraordinary loss                       $2.73          $2.55          $1.50

    Extraordinary loss                                      0.10           0.03           ---
                                                       ----------     ----------     ----------
    Net income                                             $2.63          $2.52          $1.50
                                                       ==========     ==========     ==========

Diluted earnings per common share:

    Income before extraordinary loss                       $2.49          $2.41          $1.50

    Extraordinary loss                                      0.09           0.03           ---
                                                       ----------     ----------     ----------
    Net income                                             $2.40          $2.38          $1.50
                                                       ==========     ==========     ==========

Weighted average common shares outstanding:

    Basic                                              11,297,409     10,349,444      9,001,250

    Diluted                                            13,621,481     11,022,080      9,001,250
                                                       ==========     ==========     ==========

See accompanying Notes to Consolidated Financial Statements.

                        CONSOLIDATED FINANCIAL STATEMENTS

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                           Additional                      Cumulative
                                              Common        paid-in         Retained       translation     Treasury
(In thousands)                                stock         capital         earnings       adjustment        stock          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 25, 1995                      $      90       $  61,162       $  13,768       $    ---       $    ---       $  75,020

Exercise of stock options                                          17                                                            17

Payments on stock subscriptions                                    76                                                            76
   receivable

Dividends declared and paid                                                      (720)                                         (720)

Net income                                                                     13,491                                        13,491
                                           -----------     -----------     -----------     -----------    -----------    -----------
Balance, June 30, 1996                             90          61,255          26,539            ---            ---          87,884

Issuance of common stock                           23          73,474                                                        73,497

Exercise of stock options                                         678                                                           678

Payments on stock subscriptions                                   213                                                           213
   receivable

Issuance costs of Company-obligated,
   mandatorily redeemable convertible
   preferred securities of subsidiary
   DT Capital Trust holding solely
   convertible junior subordinated
   debentures of the Company                                   (2,250)                                                       (2,250)

Dividends declared and paid                                                      (812)                                         (812)

Net income                                                                     26,057                                        26,057
                                           -----------     -----------     -----------     -----------    -----------    -----------
Balance, June 29, 1997                            113         133,370          51,784            ---            ---         185,267

Exercise of stock options                                       1,119                                                         1,119

Payments on stock subscriptions
   receivable                                                     119                                                           119

Dividends declared and paid                                                      (907)                                         (907)

Net income                                                                     29,684                                        29,684

Stock repurchase                                                                                             (24,445)       (24,445)

Cumulative translation adjustment                                                                (778)                         (778)
                                           -----------     -----------     -----------     -----------    -----------    -----------
Balance, June 28, 1998                      $     113       $ 134,608       $  80,561       $    (778)     $ (24,445)     $ 190,059
                                           ===========     ===========     ===========     ===========    ===========    ===========

See accompanying Notes to Consolidated Financial Statements.

                        CONSOLIDATED FINANCIAL STATEMENTS

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  Fiscal Year Ended
                                                         June 28,       June 29,       June 30,
(In thousands)                                             1998           1997           1996
-----------------------------------------------------------------------------------------------
Cash flows from operating activities:

   Net income                                          $  29,684      $  26,057      $  13,491

   Adjustments to reconcile net income to
      net cash provided (used) by operating
      activities:

      Depreciation                                         8,279          5,955          3,411

      Amortization                                         5,471          5,098          2,705

      Deferred income tax provision                          203          2,612            981

      Loss on debt refinancing                             2,000            540

      Loss on sale of assets of Knitting
         Elements division                                 1,383

      Other                                                 (190)          (155)           116

   (Increase) decrease in current assets,
      excluding the effect of acquisitions:

      Accounts receivable                                  4,127        (26,482)         4,274

      Costs and earnings in excess of amounts billed        (979)        (2,935)        (8,520)

      Inventories                                         (3,083)        (7,212)         3,873

      Prepaid expenses and other                           1,604          3,171         (5,797)

   Increase (decrease) in current liabilities, excluding the effect of acquisitions:

      Accounts payable                                    (3,884)        (3,015)           838

      Accrued liabilities                                    981           (693)           189

      Customer advances                                   (2,460)        (4,300)        (3,765)

      Billings in excess of costs and earnings on
          uncompleted contracts                            1,047          2,115          3,351

      Other                                                 (356)        (1,463)           (62)
                                                       ----------     ----------     ----------
         Net cash provided (used) by
            operating activities                          43,827           (707)        15,085
                                                       ----------     ----------     ----------
Cash flows from investing activities:

      Capital expenditures                               (17,314)       (11,850)       (10,249)

      Acquisition of Kalish net assets, Arrow net
         assets, Swiftpack stock and AMI stock, net
         of cash acquired of $2,484                                                    (29,614)

      Acquisition of Mid-West stock and Hansford stock,
         net of cash acquired of $21,573                                (92,756)

      Acquisition of Lucas Assembly and Test Systems
         net assets, net of cash acquired of $91         (46,721)

      Proceeds from the sale of assets of Knitting
         Elements division                                 9,375
                                                       ----------     ----------     ----------

         Net cash used in investing activities           (54,660)      (104,606)       (39,863)
                                                       ----------     ----------     ----------

                                                                     (continued)
See accompanying Notes to Consolidated Financial Statements.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                  Fiscal Year Ended
                                                         June 28,       June 29,       June 30,
(In thousands)                                             1998           1997           1996
-----------------------------------------------------------------------------------------------
Cash flows from financing activities:

   Proceeds from issuance of term debt                 $              $  96,708      $  37,031

   Payments on borrowings                                (49,220)      (129,518)       (14,063)

   Net borrowings from revolving loans                    89,986            918          3,633

   Debt issuance costs                                      (947)        (2,510)          (632)

   Net proceeds from issuance of
      Company-obligated, mandatorily redeemable
      convertible preferred securities of
      subsidiary DT Capital Trust holding
      solely convertible junior subordinated
      debentures of the Company                                          67,750

   Payment for repurchase of stock                       (24,445)

   Net proceeds from issuance of common stock              1,119         74,175             17

   Payments on stock subscriptions receivable                119            213             76

   Dividends paid on common stock                           (907)          (812)          (720)
                                                       ----------     ----------     ----------
      Net cash provided by financing activities           15,705        106,924         25,342
                                                       ----------     ----------     ----------
Effect of exchange rate changes                             (778)          ---            ---
                                                       ----------     ----------     ----------
Net increase in cash                                       4,094          1,611            564

Cash and cash equivalents at beginning of period           2,821          1,210            646
                                                       ----------     ----------     ----------
Cash and cash equivalents at end of period             $   6,915      $   2,821      $   1,210
                                                       ==========     ==========     ==========

Supplemental disclosures of cash flow information:

   Cash paid during the period for:

      Interest                                         $   6,233      $  10,630      $   4,280

      Income taxes                                     $  11,447      $  16,497      $   6,369

Supplemental disclosure of non-cash investing and financing activities:

The Company purchased Lucas Assembly and Test Systems, which has been renamed Assembly Technology and Test (ATT) in fiscal 1998, Mid-West Automation Enterprises, Inc. (Mid-West) and Hansford Manufacturing Corporation (Hansford) in fiscal 1997; and H.G. Kalish Inc. (Kalish), Arrow Precision Elements, Inc. (Arrow), Swiftpack Automation Limited (Swiftpack) and Assembly Machines, Inc.
(AMI) in fiscal 1996. The following table represents summary information with respect to these acquisitions:

                                                                  Fiscal Year Ended
                                                         June 28,       June 29,       June 30,
(In thousands)                                             1998           1997           1996
-----------------------------------------------------------------------------------------------
Fair value of assets acquired                          $  56,283      $  55,185      $  25,447

Fair value assigned to goodwill                           14,248         68,226         36,071

Cash paid                                                (46,721)       (92,756)       (29,614)
                                                       ----------     ----------     ----------
Liabilities assumed                                    $  23,810      $  30,655      $  31,904
                                                       ==========     ==========     ==========

See accompanying Notes to consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share data)


NOTE 1 - BUSINESS

     DT Industries, Inc. (DTI or the Company) is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The Company also produces precision metal components, tools and dies for a broad range of applications. The Company markets its products through three product groups: DTI Automation and DTI Packaging, comprising the Special Machines segment, and DTI Components (Components segment). The Company's operations are located in North America and Europe, but its products are sold throughout the world.


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

     Cash deposits received from customers on contracts in progress are reflected as customer advances in the consolidated balance sheet until the related revenue is recognized in accordance with the procedures described above. Costs and estimated earnings in excess of amounts billed on percentage of completion contracts represent costs incurred and earnings recognized in excess of customer advances received. Billings in excess of costs incurred and estimated earnings on uncompleted contracts represent customer advances received in excess of costs incurred and earnings recognized.


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

     Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from the process of translating the consolidated amounts into U.S. dollars are accumulated in a separate translation adjustment account, included in stockholders' equity. Common stock and additional paid-in capital are translated at historical U.S. dollar equivalents in effect at the date of acquisition. Foreign currency transaction gains and losses are included in earnings currently. Foreign currency transaction gains and losses were not material for all periods presented.


CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with original maturities of three months or less are classified as cash equivalents.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONCENTRATIONS OF CREDIT RISK

     The Company sells a majority of its special machines to a wide range of manufacturing companies. Products of the components segment are sold to customers primarily in the agricultural equipment, heavy truck and heavy equipment industries. The Company performs ongoing credit evaluations of its customers and generally does not require collateral, although many customers of the Special Machines segment pay deposits to the Company prior to shipment of its products. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At June 28, 1998, the Company had no significant concentration of credit risk.


INVENTORIES

     Domestic inventories are stated at the lower of cost, determined using the last-in, first-out (LIFO) method, or market, with the exception of raw material inventories and the material component of work in process inventories at certain subsidiaries, including foreign subsidiaries, totaling approximately $24,595 which are accounted for using the first-in, first-out method (FIFO). For various tax and statutory reasons, inventories of the Company's foreign subsidiaries are stated at FIFO costs. The effects on financial position and results of operations from applying the FIFO method for such material inventories and inventories of foreign subsidiaries are immaterial. For other inventories maintained on a LIFO basis, cost under the LIFO method approximates the FIFO method. Inventories include the cost of materials, direct labor and manufacturing overhead.

     Obsolete or unsaleable inventories are reflected at their estimated realizable values.


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


GOODWILL

     The excess of the purchase price over the fair value of net assets acquired in business combinations (goodwill) is capitalized and amortized on a straight-line basis over periods ranging from 15 to 40 years. Goodwill amortization charged to income for the years ended June 28, 1998, June 29, 1997, and June 30, 1996, was approximately $4,876, $4,312 and $2,386, respectively. Accumulated amortization at June 28, 1998, and June 29, 1997, was approximately $13,914 and $9,916, respectively.

     The carrying value of goodwill is assessed for recoverability by management based on an analysis of future expected cash flows from the underlying operations of the Company. Management believes there has been no impairment at June 28, 1998.


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


FAIR VALUE OF FINANCIAL INSTRUMENTS

     For purposes of financial reporting, the Company has determined the fair value of financial instruments approximates book value at June 28, 1998, based on terms currently available to the Company in financial markets.


INCOME TAXES

     The Company files a consolidated federal income tax return which includes its domestic subsidiaries. The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Under SFAS 109, the current or

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

deferred tax consequences of a transaction are measured by applying the provisions of enacted laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.


EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share," which changed the method of computation of earnings per share (EPS). SFAS 128, which was adopted by the Company in fiscal 1998, requires the computation of Basic EPS and Diluted EPS. Basic EPS is based on the weighted average number of outstanding common shares during the period but does not consider dilution for potentially dilutive securities. Diluted EPS reflects the effects of conversion of the Company's Convertible Preferred Securities and elimination of the related dividends, net of applicable income taxes, plus dilutive potential common shares consisting of certain shares subject to stock options and contingent purchase price payable in common stock related to an acquired business. The dilutive potential common shares arising from the effect of outstanding stock options were computed using the treasury stock method, if dilutive. Earnings per share for fiscal 1997 and 1996 have been restated in accordance with SFAS 128. See
Note 13 for additional information.


EMPLOYEE STOCK-BASED COMPENSATION

     The Company accounts for employee stock options in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, the Company applies the intrinsic value method of accounting. For employee stock options accounted for using the intrinsic value method, no compensation expense is recognized because the options are granted with an exercise price equal to the market value of the stock on the date of grant. During fiscal 1997, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), became effective for the Company. SFAS 123 prescribes the recognition of compensation expense based on the fair value of options or stock awards determined on the date of grant. However, SFAS 123 allows companies to continue to apply the valuation methods set forth in APB 25. For companies that continue to apply the valuation methods set forth in APB 25, SFAS 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 8 for additional information.


FISCAL YEAR

     The Company uses a 52-53 week fiscal year that ends on the last Sunday in June.


NOTE 3 - ACQUISITIONS AND DISPOSITION

     The following table summarizes certain information regarding the Company's acquisitions during the past three years:

                                                                      NET CASH
                                                                      PURCHASE
     DATE                          BUSINESS                            PRICE
--------------       -------------------------------------         -------------

August 1995          H.G. Kalish Inc.                                 $ 16,400

September 1995       Arrow Precision Elements, Inc.                      3,000

November 1995        Swiftpack Automation Ltd.                          18,400

January 1996         Assembly Machines, Inc.                             6,700

July 1996            Mid-West Automation Enterprises, Inc.              75,179

September 1996       Hansford Manufacturing Corporation                 17,577

July 1997            Lucas Assembly and Test Systems                    46,721

     During the past three fiscal years, the Company made seven acquisitions which have significantly expanded its product lines. These acquisitions were each accounted for under the purchase method of accounting and financed primarily through bank borrowings, resulting in an increase in the Company's debt. Results of operations of each acquired company have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of each acquisition was allocated to the assets and liabilities acquired, based on their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired was, in each instance, recorded as goodwill.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As part of the Kalish and Swiftpack acquisitions, DTI has agreed to make additional payments to the sellers determined by formulae based on the earnings of the acquired businesses. The additional purchase price specified within the Kalish agreement, based upon earnings from the acquisition date to June 28, 1998, amounted to $3,000 payable in stock or cash and was recorded in accrued liabilities as of June 28, 1998. The additional purchase price accrued resulted in additional goodwill related to this acquisition. The Company does not expect to make any payments related to the Swiftpack agreement.

     During December 1997, an agreement was reached with the former owner of Hansford which finalized the purchase price and cancelled the earnout provisions of the purchase agreement. No additional purchase price was paid as a result of this agreement.

     On May 1, 1998, the Company completed the sale of substantially all of the assets of its non-core Knitting Elements division of Detroit Tool Metal Products Co., a wholly owned subsidiary of DT Industries, Inc., for $9,375. The loss on the sale was approximately $1,383. The loss, net of the estimated tax benefit, reduced diluted earnings per share by $0.06.

     The following table sets forth pro forma information for DTI as if all of the previously discussed acquisitions had taken place on June 30, 1997, and July 1, 1996, respectively. The effect of the sale of the Knitting Elements division is immaterial. This information is unaudited and does not purport to represent actual revenue, net income and earnings per share had the acquisitions actually occurred on June 30, 1997 and July 1, 1996, respectively.

                                                    Pro Forma Information
                                                         (unaudited)
                                                  -------------------------
                                                   June 28,       June 29,
Fiscal Year Ended                                    1998           1997
-----------------                                 ----------     ----------

Net sales                                         $ 529,364      $ 525,627

Income before extraordinary loss                  $  30,969      $  27,293

Earnings per common share:

     Basic                                        $    2.74      $    2.64
     Diluted                                      $    2.50      $    2.49


NOTE 4 - FINANCING

     Long-term debt consisted of the following:

                                                   June 28,       June 29,
                                                     1998           1997
                                                  ----------     ----------
Notes payable to bank under a term
   and revolving loan agreement:

   Term loan                                      $  10,000      $  10,000

   Revolving loan                                    78,420         16,068

Foreign currency denominated term facility,
   refinanced in July 1997                                          20,347

Foreign currency denominated revolving
   credit facilities                                  1,400          1,571

Other long-term debt (including capitalized
   leases) maturing at various dates through
   fiscal 2003                                          191            519
                                                  ----------     ----------
                                                     90,011         48,505

Less -  current portion                                  55          1,527
                                                  ----------     ----------
                                                  $  89,956      $  46,978
                                                  ==========     ==========

     On July 21, 1997 the Company replaced its credit facilities with a $175,000 multi-currency revolving and term credit facility. The multi-currency facility provides a $10,000 Canadian term loan and a $165,000 revolving credit facility, which includes an approximate $80,000 sublimit for multi-currency borrowings in Pounds Sterling and Deutsche Marks. Borrowings under the multi-currency facility bear interest at floating rates based on the agent bank's base rate or LIBOR (at the option of DTI), plus a specified percentage based on the ratio of funded debt to operating cash flow and the ratings of DTI's corporate debt. At June 28, 1998, interest rates on the multi-currency facility ranged from 4.1% to 8.5%. The facility requires commitment fees of 0.125% to 0.25% per annum (as determined by the Company's ratio of funded debt to operating cash flow) payable quarterly on any unused portion of the multi-currency facility. The agreement is secured by the capital stock of each of the significant domestic subsidiaries and 65% of the capital stock of each significant foreign subsidiary of DTI. The agreement, which matures in July 2002, contains certain financial and other covenants and restrictions. The Company

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was in compliance with such covenants at June 28, 1998. In conjunction with entering into the new credit facility, the Company recognized an extraordinary loss in July 1997 of $1,200 attributable to the write-off of $2,000 of unamortized deferred financing fees, net of related $800 tax benefit. The Company also recognized an extraordinary loss in July 1996 of $324 attributable to the write-off of $540 unamortized deferred financing fees, net of related $216 tax benefit.

     In addition, the Company has revolving credit facilities through its foreign subsidiaries of approximately $3,000, of which approximately $1,400 was outstanding at June 28, 1998.


NOTE 5 - COMPANY-OBLIGATED,   MANDATORILY   REDEEMABBE   CONVERTIBLE   PREFERRED
SECURITIES OF SUBSIDIARY DT CAPITAL TRUST HOLDING SOLELY CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (CONVERTIBLE PREFERRED SECURITIES)

     On June 12, 1997, the Company completed a private placement to institutional investors of 1,400,000 7.16% Convertible Preferred Securities (liquidation preference of $50 per Convertible Preferred Security). The placement was made through the Company's wholly owned subsidiary, DT Capital Trust (Trust), a Delaware business trust. The securities represent undivided beneficial ownership interests in the Trust. The sole asset of the Trust is the $72,165 aggregate principal amount of the 7.16% Convertible Junior Subordinated Deferrable Interest Debentures Due 2012 which were acquired with the proceeds from the offering as well as the sale of common securities to the Company. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust and the Guarantee of DTI, taken together, constitute a full and unconditional guarantee by DTI of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of DTI at an effective conversion price of $38.75 per share and are redeemable at DTI's option after June 1, 2000, and mandatorily redeemable in 2012. The net proceeds of the offering of approximately $67,750 were used by DTI to retire indebtedness. A registration statement relating to resales of such Convertible Preferred Securities was declared effective by the Securities and Exchange Commission on September 2, 1997.


NOTE 6 - INCOME TAXES

     Income before provision for income taxes and extraordinary losses was taxed under the following jurisdictions:

                                June 28,       June 29,       June 30,
For the fiscal years ended        1998           1997           1996
-----------------------------------------------------------------------

   Domestic                    $  45,895      $  42,630      $  20,539

   Foreign                         5,171          2,730          2,595
                               ----------     ----------     ----------
                               $  51,066      $  45,360      $  23,134
                               ==========     ==========     ==========

The provision for income taxes charged to operations was as follows:

                                          Fiscal Year Ended
                               ----------------------------------------
                                June 28,       June 29,       June 30,
                                  1998           1997           1996
                               ----------     ----------     ----------
Current

   U.S. Federal                $  12,416      $  12,564      $   6,474
   State                             673          2,789          1,373
   Foreign                         1,835          1,014            815
                               ----------     ----------     ----------
      Total current               14,924         16,367          8,662
                               ----------     ----------     ----------

Deferred

   U.S. Federal                    4,809          2,111            734
   State                             333            397            125
   Foreign                           116            104            122
                               ----------     ----------     ----------
      Total deferred               5,258          2,612            981
                               ----------     ----------     ----------
Total Provision                $  20,182      $  18,979      $   9,643
                               ----------     ----------     ----------

     The provision for income taxes for the fiscal years ended June 28, 1998, and June 29, 1997, is net of income tax benefits of $800 and $216 respectively, related to the extraordinary losses as described in Note 4.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax liabilities (assets) are comprised of the following:

                                                             June 28,       June 29,
                                                               1998           1997
                                                            ----------     ----------
Deferred tax liabilities

   Depreciation                                             $   5,592      $   5,331

   Inventory costing capitalization, net                          833          1,157

   Earnings recognized under percentage of completion           2,432          3,207

   Goodwill and intangibles amortization                        2,797          2,401

   Other                                                          484            239
                                                            ----------     ----------
Total deferred tax liabilities                                 12,138         12,335
                                                            ----------     ----------
Deferred tax assets

   Postretirement benefit accrual                                (634)          (714)

   Project and inventory reserves                              (3,900)        (1,680)

   Product liability reserves                                    (488)          (678)

   Bad debt reserves                                             (862)          (632)

   Other accruals                                              (3,000)        (3,435)

   Other                                                         (636)        (2,068)
                                                            ----------     ----------
Total deferred tax assets                                      (9,520)        (9,207)
                                                            ----------     ----------
Deferred tax assets valuation allowance                           998          1,029
                                                            ----------     ----------
Total net deferred tax liability                                3,616          4,157

Current portion included in prepaid expenses and other          4,211          2,278
                                                            ----------     ----------
Long-term deferred tax liability                            $   7,827      $   6,435
                                                            ==========     ==========

     The deferred tax assets valuation allowance has been recorded to reflect the potential non-realization of certain deductible temporary differences.

     The effective tax rates differ from the U.S. Federal income tax rate for the following reasons:

                                                                  Fiscal year ended
                                                       ----------------------------------------
                                                         June 28,       June 29,       June 30,
                                                           1998           1997           1996
                                                       ----------     ----------     ----------
U.S. statutory rate                                       35.0%          35.0%          35.0%

Increase in rate resulting from:

   Non-deductible goodwill amortization                    2.2            2.2            1.8

   State taxes                                             1.3            4.5            4.2

   Other                                                   1.0            0.1            0.7
                                                       ----------     ----------     ----------
                                                          39.5%          41.8%          41.7%
                                                       ==========     ==========     ==========


NOTE 7 - RETIREMENT PLANS

     The Company offers substantially all of its employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Each employee may elect to enter a written salary deferral agreement under which a maximum of 15% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. The Company will match a percentage of the employee's contribution up to a specified maximum percentage of their salary. In addition, the Company generally is required to make a mandatory contribution and may make a discretionary contribution from profits. During the fiscal years ended June 28, 1998, June 29, 1997, and June 30, 1996, the Company made contributions of approximately $3,023, $2,377 and $1,596, respectively.

     In connection with the acquisition of ATT in fiscal 1998, the Company recorded an aggregate net liability of $417 representing the excess of the estimated projected benefit obligation (PBO) over the fair value of plan assets relative to the defined benefit plans for its international division. The following sets forth reconciliations of the PBO and fair value of plan assets from the date of acquisition to June 28, 1998.

                                          Reconciliation of Projected
                                          Benefit Obligation from the
                                            Date of Acquisition to
                                                 June 28, 1998
                                          ---------------------------
As of the acquisition date                         $ 13,874

     Service cost                                       863

     Interest cost                                    1,030

     Actuarial loss                                   1,664

     Other                                              253
                                          ---------------------------
As of June 28, 1998                                $ 17,684
                                          ===========================


                                          Reconciliation of the Fair
                                           Value of Plan Assets from
                                          the Date of Acquisition to
                                                 June 28, 1998
                                          ---------------------------
As of the acquisition date                         $ 13,457

     Return on plan assets                            2,740

     Employer contribution                              716

     Other                                              253
                                          ---------------------------
As of June 28, 1998                                $ 17,166
                                          ===========================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following sets forth the funded status of the defined benefit plans as of June 28, 1998:

Projected benefit obligation                       $ 17,684

Fair value of plan assets                            17,166
                                          ---------------------------
Excess of projected benefit obligation
     over plan assets                                   518

Unrecognized net loss                                    49
                                          ---------------------------
Net pension liability                              $    469
                                          ---------------------------

     The following sets forth the defined benefit pension plans' net periodic pension cost for the period from the date of acquisition to June 28, 1998:

                                          For the Period from the Date of
                                           Acquisition to June 28, 1998
                                          -------------------------------
     Service cost                                  $    863

     Interest cost                                    1,030

     Gain on net assets                              (2,094)

     Other                                              253
                                          -------------------------------
     Net periodic pension cost                     $     52
                                          ===============================

     The weighted-average assumptions used to determine the PBO as of June 28, 1998 are as follows:

     Discount rate                                     6.5%

     Expected return on plan assets                    8.5%

     Rate of compensation increase                     4.0%


NOTE 8 - STOCK OPTION PLANS

     The Company has three stock option plans: the 1994 Employee Stock Option Plan (Employee Plan), the 1994 Directors Non-Qualified Stock Option Plan (Directors Plan) and the 1996 Long-Term Incentive Plan (LTIP Plan).

     The Employee Plan provides for the granting of options to the Company's executive officers and key employees to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 900,000 shares of common stock may be granted under the Employee Plan. Options outstanding at June 28, 1998, entitle the holders to purchase common stock at prices ranging between $10.25 and $34.50. Options outstanding become exercisable over five years from the date of grant. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

     The Directors Plan provides for the granting of options to the Company's directors, who are not employees of the Company, to purchase shares of common stock at prices equal to the fair market value of the stock on the date of grant. Options to purchase up to 100,000 shares of common stock may be granted under the Directors Plan. Options outstanding at June 28, 1998, entitle the holders to purchase common stock at prices ranging between $13.50 and $31.625 per share. Options become exercisable with respect to one-fourth of the shares covered, thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. All options granted under the Directors Plan expire ten years from the date of grant or earlier if a director leaves the board of directors of the Company.

     On September 18, 1996, the Board of Directors of the Company adopted the LTIP Plan. The LTIP Plan provides for the granting of four types of awards on a stand-alone, combination, or a tandem basis, specifically, nonqualified stock options, incentive stock options, restricted shares and performance stock awards. The LTIP Plan provides for the granting of up to 600,000 shares of common stock, provided that the total number of shares with respect to which awards are granted in any one year may not exceed 100,000 shares to any individual employee, and the total number of shares with respect to which grants of restricted stock and performance stock awards are made in any year shall not exceed 50,000 shares to any individual employee.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Grants to date consist only of non-qualified stock options entitling the holders to purchase common stock at prices ranging between $27.75 and $37.50. The exercise price of such non-qualified stock options is equal to the fair market value of the stock on the date of the grant. Options outstanding become exercisable over five years from the date of grant. The right to exercise the options expires ten years from the date of grant or earlier if an option holder ceases to be employed by the Company.

     A summary of the status of the Company's stock option plans as of June 28, 1998, June 29, 1997, and June 30, 1996, and changes during the years then ended are presented below:

                                                       Weighted Average
                                         Shares         Exercise Price
-----------------------------------------------------------------------
Fiscal 1998:

Outstanding at beginning of year          939,650           $ 17.58

Granted                                   236,500           $ 29.72

Exercised                                 (74,887)          $ 14.95

Forfeited                                 (87,300)          $ 19.15
                                       -----------
Outstanding at end of year              1,013,963           $ 20.47
                                       ===========
Exercisable at end of year                206,338
                                       ===========

Fiscal 1997:

Outstanding at beginning of year          662,250           $ 13.86

Granted                                   376,950           $ 23.34

Exercised                                 (49,625)          $ 13.66

Forfeited                                 (49,925)          $ 15.62
                                       -----------
Outstanding at end of year                939,650           $ 17.58
                                       ===========
Exercisable at end of year                122,625
                                       ===========

Fiscal 1996:

Outstanding at beginning of year          465,750           $ 13.71

Granted                                   239,000           $ 14.06

Exercised                                  (1,250)          $ 13.50

Forfeited                                 (41,250)          $ 13.36
                                       -----------
Outstanding at end of year                662,250           $ 13.86
                                       ===========
Exercisable at end of year                 88,250
                                       ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The following table summarizes certain information for options currently outstanding and exercisable at June 28, 1998:

                                     Options Outstanding                             Options Exercisable
                      --------------------------------------------------          --------------------------
                                         Weighted Average       Weighted                            Weighted
    Range of                                Remaining           Average                             Average
    Exercise              Number           Contractual          Exercise             Number         Exercise
     Prices            Outstanding             Life              Price            Exercisable        Price
    --------           -----------       ----------------       --------          -----------       --------

     $10-14              384,488                 6              $  13.30            171,763         $  13.26

     $15-19              290,975                 7              $  17.35             33,450         $  15.98

     $20-30              148,000                 9              $  28.00              1,125         $  20.75

     $31-38              190,500                 8              $  33.17                --
                      -----------                                                 -----------
                       1,013,963                                                    206,338         $  13.74
                      ===========                                                 ===========

PRO FORMA DISCLOSURES

     The Company applies APB 25 and related interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the stock options because the options were granted with an exercise price equal to the stock price on the date of grant. Had compensation costs for the Company's stock option plans been determined based on the fair value of the options on the grant dates consistent with the methodology prescribed by SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. Due to the adoption of the methodology prescribed by SFAS 123, the pro forma results shown below only reflect the impact of stock option awards granted in fiscal 1998 and 1997. Because future stock option awards may be granted, the pro forma impact for fiscal 1998 and 1997 is not necessarily indicative of the impact in future years.

                                                 Fiscal           Fiscal
                                                  1998             1997
--------------------------------------------------------------------------
Net income                As reported           $ 29,684         $ 26,057
                          Pro forma             $ 28,220         $ 25,276

Diluted earnings          As reported           $   2.40         $   2.38
   per common share       Pro forma             $   2.30         $   2.31

     The fair value of the options granted (which is amortized over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

                                                 Fiscal             Fiscal
                                                  1998               1997
----------------------------------------------------------------------------
Expected life of options                        5 years            5 years

Risk-free interest rates                      5.49 - 6.11%       6.07 - 6.64%

Expected volatility of stock                      39%                40%

Expected dividend yield                           0.3%               0.3%

     The weighted average fair value of options granted during the years ended June 28, 1998, and June 29, 1997, was $12.74 and $10.40 per share, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - RELATED PARTIES

     Affiliates of Harbour Group Investments II, L.P. (HGI, L.P.) were holders of approximately 32.2% of the Company's common stock prior to their sale of 2,835,000 shares in a stock offering in November 1996, reducing their holdings to less than 4.1%.

     Under the terms of a management consulting and advisory services agreement, the Company paid affiliates of HGI, L.P. fees totaling $847 and $783 in fiscal 1997 and 1996, respectively, related to corporate development services provided in identifying, negotiating and consummating the Company's acquisitions. Fees paid to affiliates of HGI, L.P. related to corporate development services were included in the costs of the related acquisitions.

     Under terms of management consulting and advisory services agreements, Harbour Group Ltd. and Harbour Group Industries, Inc., charged the Company for direct management and administrative services provided to the Company based on actual, direct costs of such services. The charges, which are included in selling, general and administrative expenses in the financial statements, totaled approximately $393 and $285 for the fiscal years ended June 29, 1997, and June 30, 1996, respectively.

     In prior years, the Company issued 443,250 shares of the Company's common stock at prices which approximated estimated fair value ranging from $1.26 to $2.57 per share to members of management under agreements which allow management to pay for the stock with cash and/or recourse notes receivable to the Company. The recourse notes receivable were issued with interest rates ranging from 5.84% to 6.28% and become due between September 2003 and January 2004. The notes are reflected as a reduction to additional paid-in capital in the accompanying consolidated financial statements.


NOTE 10 - COMMITMENTS AND CONTINGENCIES

     The Company leases land, buildings, machinery, equipment and furniture under various noncancelable operating lease agreements. At June 28, 1998, future minimum lease payments under noncancelable operating leases were as follows:

          Fiscal year:

              1999                        $   5,988

              2000                            5,224

              2001                            4,341

              2002                            3,971

              2003                            3,589

       2004 and thereafter                   15,344
                                         -----------
                                          $  38,457
                                         ===========

     Total lease expense under noncancelable operating leases was approximately $7,372, $5,652 and $3,103 for the years ended June 28, 1998, June 29, 1997, and
June 30, 1996, respectively. Commitments under capital leases are not significant to the consolidated financial statements.

     The Company is a party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, when resolved, will not have a material adverse effect on the financial position, cash flows, or results of operations of the Company.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - DEPENDENCE ON SIGNIFICANT CUSTOMERS

     Total net sales to a customer in the electronics industry were $85,241 in fiscal 1998 from the Special Machines segment. Total net sales to customers in the agricultural equipment industry, the heavy truck industry and the heavy equipment industry were $13,681, $12,564 and $9,078, respectively from the Components Segment.

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

     Trade receivables recorded for significant customers at June 28, 1998, and June 29, 1997, were $11,051 and $29,449, respectively. No other customers accounted for 10% or more of their respective total segment's sales in fiscal 1998, 1997 and 1996.


NOTE 12 - SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                   June 28,       June 29,
                                                     1998           1997
                                                  ----------     ----------
Accounts receivable

   Trade receivables                              $  77,776      $  70,387

   Less - allowance for doubtful accounts             2,142          1,849
                                                  ----------     ----------
                                                  $  75,634      $  68,538
                                                  ==========     ==========
Inventories, net

   Raw materials                                  $  18,285      $  13,117

   Work in process                                   22,749         22,053

   Finished goods                                     7,721          7,028
                                                  ----------     ----------
                                                  $  48,755      $  42,198
                                                  ==========     ==========
Property, plant and equipment

   Machinery and equipment                        $  57,148      $  44,557

   Buildings and improvements                        26,391         18,599

   Land and improvements                              5,664          2,348

   Construction-in-progress                           3,659          1,181
                                                  ----------     ----------
                                                     92,862         66,685
   Less - accumulated depreciation                   23,679         15,553
                                                  ----------     ----------
                                                  $  69,183      $  51,132
                                                  ==========     ==========
Accrued liabilities

   Accrued employee compensation and benefits     $  13,645      $  11,860

   Taxes payable and related reserves                 2,703          4,321

   Other                                             26,884         13,805
                                                  ----------     ----------
                                                  $  43,232      $  29,986
                                                  ==========     ==========

     During fiscal 1998, the Company repurchased 873,000 shares of its common stock. The shares have been reflected in the stockholders' equity section of the consolidated balance sheet as of June 28, 1998 at cost of $24,445. The Company completed the repurchase of an aggregate 1 million shares of common stock in July 1998 at a total cost of $27,541. In August 1998, the Company's Board of Directors authorized purchases of up to 1 million additional shares of the Company's common stock. The repurchased shares will be used primarily for employee stock option programs.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - EARNINGS PER SHARE OF COMMON STOCK

     In accordance with SFAS 128, the following represents reconciliations of income before extraordinary loss and weighted average shares outstanding between basic and diluted earnings per share for the years ended June 28, 1998, June 29, 1997, and June 30, 1996:

                                                                    For the Year Ended
                              ----------------------------------------------------------------------------------------------
                                     June 28, 1998                    June 29, 1997                    June 30, 1996
                              ----------------------------     ----------------------------     ----------------------------
                              Income before                    Income before                    Income before
                              extraordinary       Shares       extraordinary       Shares       extraordinary       Shares
                                  loss                             loss                             loss
                              -------------     ----------     -------------     ----------     -------------     ----------
Basic                            $30,884          11,297          $26,381          10,349          $13,491           9,001

Effect of dilutive
securities:

   Manditorily redeemable
      convertible preferred
      securities                   3,008           1,806              151              80

   Stock options                                     394                              472

   Contingent issuable
      shares                                         124                              121
                              -------------     ----------     -------------     ----------     -------------     ----------
Diluted                          $33,892          13,621          $26,532          11,022          $13,491           9,001
                              =============     ==========     =============     ==========     =============     ==========


NOTE 14 - QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for fiscal 1998, 1997 and 1996 appears below.

     The net income and diluted earnings per share for the first quarter of fiscal 1998 and 1997 include the effect of the extraordinary losses on the refinancing of debt as described in Note 4. Also, net income and diluted earnings per share for the third quarter of fiscal 1998 include the loss on the sale of assets of the Knitting Elements division ($844 after tax or $0.06 per diluted share).

                         Net sales                               Gross profit
           -------------------------------------     -------------------------------------
              1998          1997          1996          1998          1997          1996
First      $ 115,764     $  82,635     $  44,788     $  30,908     $  22,765     $  11,241
quarter

Second       132,431       100,693        60,143        35,977        27,670        15,157
quarter

Third        132,561       103,359        59,866        36,507        29,707        16,434
quarter

Fourth       138,586       109,423        71,149        35,824        30,924        20,546
quarter
           ---------     ---------     ---------     ---------     ---------     ---------
           $ 519,342     $ 396,110     $ 235,946     $ 139,216     $ 111,066     $  63,378
           ---------     ---------     ---------     ---------     ---------     ---------

                                                             Diluted earnings
                        Net income                              per share
           -------------------------------------     -------------------------------
              1998          1997          1996         1998        1997        1996
First      $   5,335     $   4,549     $   2,226     $  0.44     $  0.48     $  0.25
quarter

Second         8,228         6,038         3,072        0.66        0.58        0.34
quarter

Third          7,714         7,216         3,396        0.62        0.61        0.38
quarter

Fourth         8,407         8,254         4,797        0.68        0.69        0.53
quarter
           ---------     ---------     ---------
           $  29,684     $  26,057     $  13,491
           ---------     ---------     ---------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - SEGMENT INFORMATION

     Worldwide operations data, as required by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," are listed below. Profitability of the Company's foreign operations by geographic area was determined based on ultimate sales to unaffiliated customers. Total Company profit was included in the geographic area of the entity transacting the final sale. Transfers between geographic areas are at prices established by agreement between the affected parties. The Company's foreign operations are located in Canada, the United Kingdom and Germany.

     The Company operates in two business segments, Special Machines (including the Automation Group and Packaging Group) and Components. The Special Machines segment designs and builds custom equipment, proprietary machines and integrated systems. The Components segment stamps and fabricates a range of standard and custom metal components.

     Due to the significant acquisitions in recent years by the Special Machines segment and the sale of the Knitting Elements division, as of and for the fiscal year ended June 28, 1998, the Components segment has become less significant to the Company as a whole and no longer qualifies for separate disclosure as specified by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise." The Company has included certain separate disclosures for the Components segment in the fiscal 1998 consolidated financial statements to enhance comparability with prior periods.

                                                    Domestic         Foreign        Eliminations     Consolidated
                                                  ------------     ------------     ------------     ------------
For the fiscal year ended June 28, 1998

Net sales to unaffiliated customers                $  455,216       $   64,126       $     ---        $  519,342

Transfers between geographic areas                       ---            31,952          (31,952)            ---
                                                  ------------     ------------     ------------     ------------
Total revenue                                      $  455,216       $   96,078       $  (31,952)      $  519,342
                                                  ============     ============     ============     ============
Earnings from operations                           $   53,770       $    8,817       $     ---        $   62,587
                                                  ============     ============     ============     ============
Identifiable assets                                $  367,825       $   92,177       $     ---        $  460,002
                                                  ============     ============     ============     ============

For the fiscal year ended June 29, 1997

Net sales to unaffiliated customers                $  384,619       $   11,491       $     ---        $  396,110

Transfers between geographic areas                       ---            16,473          (16,473)            ---
                                                  ------------     ------------     ------------     ------------
Total revenue                                      $  384,619       $   27,964       $  (16,473)      $  396,110
                                                  ============     ============     ============     ============
Earnings from operations                           $   51,334       $    5,365       $     ---        $   56,699
                                                  ============     ============     ============     ============
Identifiable assets                                $  351,104       $   44,092       $     ---        $  395,196
                                                  ============     ============     ============     ============

During fiscal 1998, 1997 and 1996, export revenues included in domestic net revenues to unaffiliated customers were approximately $115,461, $108,756 and $34,803, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial information by business segment is as follows:

                                                                                                                   Depreciation
                                       Net sales to         Earnings                                                   and
                                       unaffiliated           from           Identifiable         Capital          amortization
                                        customers          operations           assets          expenditures         expense
                                      --------------     --------------     --------------     --------------     --------------
Fiscal year ended June 28, 1998

   Special Machines                      $ 471,855          $  68,237          $ 428,039          $  12,754          $  11,507

   Components                               47,487              3,391             25,170              3,459              1,491

   Corporate                                  ---              (9,041)             6,793              1,101                752
                                      --------------     --------------     --------------     --------------     --------------
                                         $ 519,342          $  62,587          $ 460,002          $  17,314          $  13,750
                                      ==============     ==============     ==============     ==============     ==============
Fiscal year ended June 29, 1997

   Special Machines                      $ 348,648          $  56,787          $ 357,337          $   7,424          $   8,891

   Components                               47,462              6,966             34,812              3,806              1,258

   Corporate                                  ---              (7,054)             3,047                620                904
                                      --------------     --------------     --------------     --------------     --------------
                                         $ 396,110          $  56,699          $ 395,196          $  11,850          $  11,053
                                      ==============     ==============     ==============     ==============     ==============
Fiscal year ended June 30, 1996

   Special Machines                      $ 193,884          $  26,557          $ 203,210          $   6,145          $   4,683

   Components                               42,062              6,934             28,528              2,138              1,038

   Corporate                                  ---              (5,558)             2,105              1,966                395
                                      --------------     --------------     --------------     --------------     --------------
                                         $ 235,946          $   27,933         $ 233,843          $  10,249          $   6,116
                                      ==============     ==============     ==============     ==============     ==============

Earnings from operations in fiscal 1998 for the Components segment include the $1,383 loss on the sale of assets of its Knitting Elements division.


NOTE 16 - SUBSEQUENT EVENT

     In August 1998, the Company completed the acquisition of certain of the net assets of Scheu & Kniss, Inc., a Louisville, Kentucky based manufacturer of tablet press replacement parts and rebuild services serving primarily the pharmaceutical, nutritional, battery and confectionery industries. The purchase price of approximately $10.2 million was primarily financed by borrowings under the Company's revolving credit facility. Annualized sales of Scheu & Kniss approximate $7.5 million. As the transaction occurred subsequent to the end of fiscal 1998, the balance sheet and results of operations of Scheu & Kniss are excluded from the fiscal 1998 consolidated balance sheet and results of operations of DTI. The pro forma effects of the Scheu & Kniss acquisition on the Company's fiscal 1998 financial position and results of operations are not material.

                       CORPORATE AND INVESTOR INFORMATION

COMMON STOCK INFORMATION

     The Company's Common Stock trades on the Nasdaq National Market System under the symbol "DTII." As of August 28, 1998, the number of record holders of the Common Stock was 65. The following table sets forth, for the quarters indicated, the high and low sales prices for the Common Stock as reported by The Nasdaq Stock Market and the cash dividends per share declared during such periods.

                               Sales Prices                Quarterly Cash
                          High               Low             Dividends
----------------     --------------     --------------     --------------

Fiscal 1998

Fourth quarter          $39                $25  5/8            $0.02
Third quarter            38 3/4             32  1/8            $0.02
Second quarter           34 1/4             27  1/2            $0.02
First quarter            35 3/4             27 15/16           $0.02

Fiscal 1997

Fourth quarter          $37                $24  5/8            $0.02
Third quarter            38 1/4             25  1/2            $0.02
Second quarter           42 1/2             32  1/4            $0.02
First quarter            34 1/2             17  3/4            $0.02


NOTICE OF ANNUAL MEETING

     The annual meeting of stockholders of DT Industries, Inc. will be held Thursday, November 5, 1998, at 10:00 a.m., at the Clarion Hotel, 3333 South Glenstone Avenue, Springfield, Missouri 65804, (417) 883-6550.


INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP, St. Louis, Missouri.


LEGAL COUNSEL

     Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C.


INVESTOR RELATIONS

     The Financial Relations Board, Inc., Chicago, Illinois.


TRANSFER AND DIVIDEND DISBURSING AGENT

     ChaseMellon Shareholders Services, L.L.C.
     85 Challenger Road, Overpeck Centre
     Ridgefield Park, New Jersey 07660.
     888-213-0965


FORM 10-K

     A copy of the annual report on Form 10-K for the year ended June 28, 1998, as filed with the Securities and Exchange Commission, may be obtained by any stockholder of the company at no charge upon request in writing to: Bruce P. Erdel, DT Industries, Inc., Corporate Centre, Suite 2-300, 1949 E. Sunshine, Springfield, Missouri 65804.